EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
by and among
GRAHAM CORPORATION,
ES ACQUISITION CORP.,
ENERGY STEEL & SUPPLY CO.
and
LISA D. RICE, individually
and as Trustee of the LISA D. RICE REVOCABLE TRUST DATED JUNE 5, 2003
Dated as of December 14, 2010

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) has been made as of December 14, 2010 (“Effective Date”), by and among GRAHAM CORPORATION, a Delaware corporation (“Graham”), ES ACQUISITION CORP., a Delaware corporation and a direct wholly-owned Subsidiary of Graham (“Buyer”), ENERGY STEEL & SUPPLY CO., a Michigan corporation (“Energy Steel”), and LISA D. RICE individually (“Rice”) and as sole Trustee of the LISA D. RICE REVOCABLE TRUST DATED JUNE 5, 2003 (the “Trust”, collectively referred to with Rice as the “Seller”). Graham, Buyer, Energy Steel and the Seller are collectively referred to herein as the “parties,” and each is a “party” as described further below.
     WHEREAS, the Seller is the sole beneficial and record holder of nine thousand (9,000) shares of no par value voting common stock of Energy Steel, which constitute all of the issued and outstanding shares of capital stock of Energy Steel (the “Energy Steel Shares”);
     WHEREAS, the Buyer desires to acquire from the Seller, and the Seller desires to sell to the Buyer, for the consideration hereinafter provided, the Energy Steel Shares; and
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the parties agree as follows:
ARTICLE 1.
DEFINITIONS
1.1 Definitions.
     In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:
     “Actual Unpaid Transaction Expenses” means the actual amount of all Energy Steel Transaction Expenses that were not paid by Energy Steel as of the close of business on the Closing Date.
     “Affiliate” means a Person which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.
     “Business” means the business conducted by Energy Steel, both as of the date hereof and as of the Closing, that being principally the manufacture and supply of certain products and raw materials to the nuclear industry.
     “Capital Expenditure” means any expenditures by Energy Steel for the acquisition, lease, repair or improvement of fixed or capital assets, including any and all improvements or repairs to equipment.

     “Certifying Officers” means: (a) in the case of Energy Steel, its President; and (b) in the case of Graham, any one of its duly elected executive officers.
     “Claim” means any actual or threatened contest, claim, demand, assessment, action, suit, cause of action, complaint, litigation, proceeding, hearing, arbitration, investigation or notice involving any Person.
     “Closing” means the consummation of the purchase and sale of the Energy Steel Shares as set forth in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.
     “Competition Laws” means and includes the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, national competition Laws, European Union competition Laws and all other U.S. or non-U.S. Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Contracts” means and includes all contracts, subcontracts, agreements, leases, licenses, sublicenses, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments, obligations, instruments, concessions, guarantees, franchises, purchase orders, arrangements, commitments, undertakings and understandings of any kind, whether written or oral.
     “Disclosure Schedules” means the disclosure schedules, in the form approved by the Buyer and Graham (as evidenced by their execution of this Agreement), and delivered by Energy Steel to Graham and Buyer concurrently with the execution and delivery of this Agreement.
     “Earn Out Agreement” means the earn out agreement delivered by Buyer to Seller at the Closing in the form attached hereto as Exhibit A.
     “Encumbrances” means and includes all liens, charges, encumbrances, mortgages, pledges, security interests, options and any other restrictions or third party rights, including without limitation guarantees.
     “Energy Steel Debt” means all indebtedness of Energy Steel on which interest accrues (including both the current and long-term portions of any long-term indebtedness), all as identified on Schedule 1.1.
     “Energy Steel Transaction Expenses” means fees and expenses incurred by Energy Steel, on its behalf or on behalf of Seller (including any obligation of Energy Steel to reimburse the Seller for any such fees and expenses), in respect of (i) legal, accounting, investment banking services and other professional services, in each case on the sell-side of the transaction in connection with the transactions contemplated under this Agreement through and including the Closing Date, (ii) any severance or stay bonus payment payable to directors, officers, employees and respective Affiliates of Energy Steel at or prior to the Closing as a result of or in contemplation of the consummation of the transactions contemplated by this Agreement, (iii) any fees paid by the Seller or Energy Steel on behalf of the Seller to the Unrelated Accounting Firm and (iv) any fees or expenses paid by or due from Seller or Energy Steel in connection with that certain Letter Agreement with August Mack Environmental, Inc. dated November 8, 2010, accepted by Energy Steel on November 16, 2010 and that certain Letter Agreement with Kurschat & Company dated November 11, 2010, accepted by Energy Steel on November 16, 2010.
     “Environmental Laws” means, collectively, all U.S. federal, national, state and local statutes, regulations, ordinances, codes, published guidelines and policies, directives and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated thereunder.
     “Escrow Agent” means PNC Bank, National Association.
     “Escrow Agreement” means the escrow agreement by and among Buyer, Seller and Escrow Agent in the form attached hereto as Exhibit B.
     “Estimated Net Working Capital” means the Net Working Capital, as set forth on the Estimated Working Capital and Unpaid Transaction Expenses Schedule.
     “Estimated Unpaid Transaction Expenses” means the estimate, as prepared and specified in the Estimated Working Capital and Unpaid Transaction Expenses Schedule, of the amount of all Energy Steel Transaction Expenses that will not be paid by Energy Steel as of the close of business on the Closing Date and that are to be paid by Energy Steel after the Closing Date.
     “Estimated Working Capital and Unpaid Transaction Expenses Schedule” means the draft schedule of the Net Working Capital as of the Closing Date, prepared and delivered by Energy Steel and the Seller at the Closing in accordance with the calculation formula attached hereto as Exhibit C.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.
     “Excluded Assets and Claims” means all assets and claims of Energy Steel listed on Schedule 2.5.
     “Final Working Capital and Unpaid Transaction Expenses Schedule” means the schedule of the Net Working Capital and Estimated Unpaid Transaction Expenses as of the Closing Date, which shall be in the same format as the Estimated Working Capital and Unpaid Transaction Expenses Schedule and will include a calculation of the Net Working Capital, as finally agreed to or otherwise determined by operation of Section 2.2(b), and the Working Capital Deficit or Working Capital Surplus, if any, and the Actual Unpaid Transaction Expenses.

     “Fiscal 2008” means Energy Steel’s fiscal year beginning on October 1, 2007 and ending on September 30, 2008.
     “Fiscal 2009” means Energy Steel’s fiscal year beginning on January 1, 2009 and ending on December 31, 2009.
     “Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended, and the regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     “GAAP Exceptions” means the exceptions to GAAP and/or the accounting principles and methods of Energy Steel which modify or interpret GAAP, all as set forth on Exhibit D.
     “Governmental Entity” means any U.S. or non-U.S. federal, national, state or local court, legislative body, governmental or quasi-governmental body, municipality, political subdivision, department, commission, board, bureau, tribunal, department, administration, council, agency, arbitrator, authority or other instrumentality.
     “Hazardous Substances” means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar terms are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.
     “Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in any Leased Real Property (as defined below).
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers (excluding the cellular telephone number of Seller, whether or not a paid expense of Energy Steel), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, contact and supplier lists (including, without limitation, all addresses, phone numbers and other relevant contact information in whatever medium for any of the aforementioned), pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases and related documentation); (g) all advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “IRS” means the U.S. Internal Revenue Service.
     “Laws” means, collectively, all U.S. laws, statutes, rulings, rules, regulations, judgments, orders, decrees, awards, injunctions, writs, requirements, permits, certificates and ordinances of any Governmental Entity, as in effect from time to time.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Energy Steel holds any real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Energy Steel thereunder.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Loss” or “Losses” means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fees, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).
     “Material Adverse Effect” or “Material Adverse Change” means, with respect to any entity any occurrence, incident, action, failure to act, event, change or effect that is or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, results of operations, or prospects of such entity and its subsidiaries, taken as a whole, or to the enforcement of this Agreement and any agreement contemplated herein, except changes or any effect resulting from (a) the announcement or other disclosure of this Agreement, (b) changes in general business and/or economic conditions, hostilities involving the United States or in general financial market conditions; (c) any changes in Laws directly or indirectly affecting the Buyer, Seller or Energy Steel; and (d) general developments affecting the industry in which Energy Steel competes (so long as such changes do not disproportionately and adversely affect Energy Steel to a materially disproportionate degree as compared to similarly situated businesses).
     “Mitchell” means Michael Mitchell.
     “Mitchell Note” means that certain promissory note between Seller and Michael Mitchell dated August 28, 2003, as amended.

     “Net Working Capital” means the current assets (other than cash) less the current liabilities of Energy Steel as of the close of business on the Closing Date less debt paid as of the Closing Date, prepared in accordance with GAAP consistently applied and the other terms and conditions set forth herein. Current liabilities shall specifically exclude any that relate to any Energy Steel Transaction Expenses, which shall be and remain the sole responsibility of the Seller.
     “Ordinary Course of Business” means, when used with respect to any Person, the ordinary course of business of such Person, consistent with past custom and practice of such Person (including with respect to quantity and frequency).
     “Person” means and includes any individual, partnership, corporation, trust, company, unincorporated organization, joint venture or other entity, and any Governmental Entity.
     “Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of Energy Steel attributable to any Pre-Closing Tax Period; (ii) any Tax Liability resulting from the operations of Energy Steel for the Pre-Closing Tax Period; (iii) all Taxes (or the non-payment thereof) of any member of an affiliated, consolidated, combined or unitary group of which Energy Steel was a member prior to the Closing Date imposed on Energy Steel, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iv) all Taxes (or the non-payment thereof) of any Person (other than Energy Steel) imposed on Energy Steel as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring prior to Closing. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Energy Steel for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Energy Steel holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Energy Steel that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period.
     “Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date. In the case of any Straddle Period, the portion of the Straddle Period through the end of the Closing Date shall constitute a Pre-Closing Tax Period.
     “Prime Rate” means the per annum rate of interest publicly announced from time to time by HSBC Bank, N.A. as its prime rate (or reference rate).
     “Release” means the release, deposit, disposal or leakage of any Hazardous Substance at, into, upon or under any land, water or air, or otherwise into the environment or in any other manner that threatens human health or the environment, including without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, placement and the like.
     “Representatives” means, when used with respect to any Person, such Person’s attorneys, accountants and other advisors.

     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly through an Affiliate, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the board of directors or other governing body thereof.
     “Target Working Capital” means an amount specified in and/or derived from application of the Working Capital Formula Schedule attached hereto as Exhibit E.
     “Tax” or “Taxes” means, collectively, U.S. and non-U.S. federal, national, state and local income, payroll, withholding, employment, excise, sales, use, real and personal property, use and occupancy, business and occupation, gross receipts, mercantile, real estate, capital stock and franchise or other taxes, duties or assessments of any nature whatsoever, including all penalties, interest or addition thereon and estimated or deferred taxes.
     “U.S.” means the United States of America.
     “Violation” means that the referenced fact or event: (a) conflicts with, or results in any violation of, or a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of an Encumbrance (other than a Permitted Encumbrance) on assets in connection with, the referenced Contract or other document; or (b) conflicts with, or results in any violation (with or without notice or lapse of time, or both) under, or gives rise to any Liability, damages, penalty or remedial action under, the referenced Law.
     “Working Capital Deficit” means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital and Unpaid Transaction Expenses Schedule is less than the Estimated Net Working Capital applying the Working Capital Formula.
     “Working Capital Formula” means the formula utilized in determining both the Target Working Capital and the Final Working Capital as set forth on Exhibit E.
     “Working Capital Surplus” means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital and Unpaid Transaction Expenses Schedule is more than the Estimated Net Working Capital.
1.2 Interpretation.
     In this Agreement, unless the express context otherwise requires:
          (a) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and the Exhibits, and not to any particular provision of this Agreement;

          (b) references to “Article” or “Section” are to the respective Articles and Sections of this Agreement, and references to “Exhibit” are to the respective Exhibits annexed hereto;
          (c) references to a “party” means a party to this Agreement and include references to such party’s successors and permitted assigns;
          (d) references to a “third party” means a Person that is neither a party to this Agreement nor an Affiliate thereof;
          (e) the terms “dollars” and” means U.S. dollars;
          (f) the terms “knowledge” or “known” means those facts or things of which a party has actual information. For purposes of this Agreement, the (i) term “Energy Steel’s knowledge” or “knowledge of Energy Steel” shall mean the actual knowledge of Seller, Allan Valentine, Robert Paton, Waylon Waters, Arthur Olson, Timothy Shepherd, Neal Lake and Wendy Kirk, and (ii) term “knowledge of Graham” or “knowledge of Buyer” shall mean the actual knowledge of Jeffrey F. Glajch, James R. Lines and Jennifer R. Condame;
          (g) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
          (h) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; and
          (i) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation,” unless the context provides otherwise, i.e., “including only. . . . ”
ARTICLE 2.
PURCHASE AND SALE OF ENERGY STEEL SHARES
2.1 Basic Transaction.
     On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agree to sell the Energy Steel Shares free and clear of all Encumbrances for a purchase price comprised of: (a) a fixed amount of Eighteen Million Dollars ($18,000,000) in cash (the “Initial Cash Payment”); and (b) an amount up to Two Million Dollars ($2,000,000) (the “Earn Out Amount”), plus or minus any adjustments determined in accordance with Section 2.2(b) (collectively, the “Purchase Price”).
2.2 Payment of Purchase Price; Adjustments.
     (a) Closing Payments. The Purchase Price shall be paid by Graham to Seller in accordance with Subsections 2.2(a)(i), (ii), (iii) and (iv) below at the Closing as follows:

     (i) Initial Cash Payment — On the Closing Date, Graham will pay to Seller the Initial Cash Payment, in cash or immediately available funds by wire transfer to an account specified by Seller in writing at least two (2) days prior to the Closing Date, less any of the following: (1) to the holder of the Energy Steel Debt an amount equal to the Energy Steel Debt contemplated to be paid in cash in accordance with the instructions set forth in the Pay-Off Letter(s); (2) to Mitchell in an amount equal to the outstanding balance under the Mitchell Note to be paid in cash in accordance with the instructions set forth in the Pay-Off Letter(s); (3) the payment of the Estimated Unpaid Transaction Expenses in the amount set forth on Schedule 2.2(a); (4) the amount, if any, by which the Target Working Capital exceeds the Estimated Net Working Capital; and (5) the Escrow Amount (as defined below).
     (ii) Earn Out Amount — On the Closing Date, Graham shall execute and deliver to Seller the Earn Out Agreement in the amount of Two Million Dollars ($2,000,000);
     (iii) Escrow Amount — On the Closing Date, Graham shall deliver One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Escrow Amount”) to the Escrow Agent to be held pursuant to the terms and conditions of the Escrow Agreement; and
     (iv) Preliminary/Working Capital Surplus/Deficit — On the Closing Date, in addition to the Initial Cash Payment and the Escrow Amount, Graham shall pay to the Seller a cash payment in an amount equal to the amount, if any, by which the Estimated Net Working Capital exceeds the Target Working Capital.
     (b) Post-Closing Adjustments. Graham shall prepare and by May 31, 2011 deliver to the Seller the Final Working Capital and Unpaid Transaction Expenses Schedule. Graham shall provide the Seller and its accounting and tax representatives, at the Seller’s sole cost and expense, with full and prompt access to the books and records of Energy Steel for purposes of validating the Final Working Capital and Unpaid Transaction Expenses Schedule. In the absence of any objections from the Seller within thirty (30) days following receipt of such calculation, Graham’s determination of the Final Working Capital and Unpaid Transaction Expenses Schedule shall be conclusive, final and binding on the parties for purposes of determining the Net Working Capital, Working Capital Surplus, Working Capital Deficit and the Actual Unpaid Transaction Expenses. However, such determination shall not affect any other of Graham’s or Buyer’s rights under this Agreement, including without limitation under Article 7. If Seller objects to the Final Working Capital and Unpaid Transaction Expenses Schedule within thirty (30) days following receipt of such calculation from Graham, the Seller shall deliver a written dispute notice to Graham which shall set forth the specific line items in dispute and provide the basis for such dispute in reasonable detail, including but not limited to a claim that Seller and Representatives have not been furnished adequate information to confirm or refute the determination of Graham. If, after ten (10) days from the date notice of a dispute is given hereunder, the Seller and Graham cannot agree on the resolution of all of the disputed items, the Final Working Capital and Unpaid Transaction Expenses Schedule shall be adjusted to the extent of any items that are not in dispute, and the items still in dispute shall be referred to Grant Thornton LLP or another independent public accounting firm acceptable to both the Seller and Graham (the “Unrelated Accounting Firm”) to resolve the dispute, whose decision as to the issues in dispute shall be conclusive, final and binding upon the Seller and Graham for purposes of this Agreement. The Unrelated Accounting Firm shall address only those issues in dispute in accordance with the terms of this Section 2.2(b) and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and expenses of the Unrelated Accounting Firm shall be paid 50/50 by the Seller and Buyer.
     (c) Upon finalizing the Final Working Capital and Unpaid Transaction Expenses Schedule, either by agreement or by the Unrelated Accounting Firm: (i) to the extent there is a Working Capital Surplus, Graham will pay the Seller an amount equal to such Working Capital Surplus within ten (10) days of delivery of the Final Working Capital and Unpaid Transaction Expenses Schedule. If such Working Capital Surplus is not paid within such ten (10) day period, then interest shall accrue and be due and payable from Graham on the Working Capital Surplus from and including the Closing through and including the date of payment at Prime Rate plus two percent (2%) per annum; and (ii) to the extent there is a Working Capital Deficit or the Actual Unpaid Transaction Expenses exceeds the Estimated Unpaid Transaction Expenses, within ten (10) days following the delivery of the Final Working Capital and Unpaid Transaction Expenses Schedule, the Seller will pay to Graham in cash (by wire transfer of immediately available funds to an account designated by Graham) the amount of the Working Capital Deficit and the amount by which the Actual Unpaid Transaction Expenses exceeds the Estimated Unpaid Transaction Expenses, if any. If such amounts are not paid within such fifteen (15) day period, then interest shall accrue and be due and payable from the Seller on such amounts from and including the Closing through and including the date of payment at Prime Rate plus two percent (2%) per annum.
     (d) Delivery of all payments required under this Section 2.2 or any provision hereof shall be made in cash by the wire transfer of immediately available funds to such bank account as designated in writing by the recipient or, in the case of any payments owed Graham or Buyer by the Seller, may be offset against any future amounts that Buyer or Graham may owe the Seller under this Agreement or the Earn Out Agreement.
2.3 The Closing.
     The Closing of the transactions contemplated by this Agreement shall take place at a location mutually agreed to by the Buyer and Seller commencing on the date of this Agreement (the “Closing Date”).
2.4 Deliveries at the Closing.
     At the Closing, (i) Energy Steel and the Seller will execute and deliver or cause to be executed and delivered to the Buyer the agreements, certificates, instruments, and documents referred to in Section 6.2 or otherwise contemplated herein, (ii) Graham and the Buyer will execute and deliver or cause to be executed and delivered to the Seller the agreements, certificates, instruments, and documents referred to in Section 6.3 or otherwise contemplated herein, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Energy Steel Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Graham and the Buyer will deliver the Purchase Price as specified in Section 2.2(a).
2.5 Excluded Assets.
     Notwithstanding anything to the contrary set forth herein, all of the tangible and intangible assets, rights and claims listed on Schedule 2.5 shall be excluded from the sale contemplated by this

Agreement and shall remain the property of the Seller or shall be transferred and assigned by Energy Steel to Seller prior to Closing.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF ENERGY STEEL AND THE SELLER
     Energy Steel and the Seller jointly and severally represent and warrant to Graham and Buyer that the statements contained in this Section are correct and true as of the date of this Agreement and will be correct and true as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article), except as set forth in the Disclosure Schedules.
3.1 Organization, Standing and Power.
     (a) Energy Steel is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. Energy Steel has no Subsidiaries and does not own an equity interest in any Person. Energy Steel has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Energy Steel has heretofore made available to Graham and Buyer true, correct and complete copies of the articles of incorporation and bylaws, as currently in effect, of Energy Steel and has made available to Graham and Buyer true, correct and complete minute books and stock records of Energy Steel. The stock records fairly and accurately reflect the ownership of all of outstanding shares of capital stock of Energy Steel. The minute books contain accurate records of the proceedings of all material actions formally taken by the shareholders, the board of directors and each committee of the board of directors of Energy Steel. The other books and records of Energy Steel have been maintained in accordance with reasonable business practices in accordance with past practices of Energy Steel. Energy Steel is not in default under or in violation of any provision of its charter or bylaws.
3.2 Capital Structure.
     (a) The authorized capital stock of Energy Steel consists entirely of sixty thousand (60,000) shares of no par value common stock.
     (b) As of the date hereof, the only shares of capital stock issued and outstanding of Energy Steel are the Energy Steel Shares (being nine thousand (9,000) shares of common stock issued to or otherwise held in the name of Seller).
     (c) All of the Energy Steel Shares have been duly authorized, are validly issued, fully paid, and nonassessable. Except as provided on Schedule 3.2, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Energy Steel to issue, sell, or otherwise cause to become outstanding any additional shares of Energy Steel capital stock. Except as provided on Schedule 3.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Energy Steel. Except as provided on Schedule 3.2, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Energy Steel.
     (d) The Seller holds of record and beneficially owns all of the Energy Steel Shares as more particularly described in Schedule 3.2(d), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other agreement, contract or commitment involving any shares of Energy Steel capital stock, including any agreement, contract or commitment that would require the Seller to sell, transfer, or otherwise dispose of any capital stock of Energy Steel (other than this Agreement). The Seller has full voting power over all of the Energy Steel Shares and none of them is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of the Energy Steel Shares. Other than this Agreement, there is no agreement between any Seller and any other Person with respect to the disposition of the Energy Steel Shares, except for the existing Shareholder Agreement which shall terminate effective as of the Closing Date.
3.3 Authority; Binding Effect.
     Energy Steel has all requisite corporate power and authority and the Seller has the requisite power and trust power (as evidenced by that certain Certificate of Trust Existence and Authority dated December 10, 2010 (the “Trust Certificate”)) to enter into this Agreement and, subject to the approval of the Seller (which is evidenced by the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The representations and certifications made in the Trust Certificate are true and accurate in all respects as of the Closing Date. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Energy Steel and the Seller, including without limitation the approval of the Seller. The board of directors of Energy Steel and the Seller have, as of the date of this Agreement, duly adopted resolutions which unanimously approve and adopt this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly executed and delivered by Energy Steel and the Seller and, assuming the due execution and delivery hereof by Graham and Buyer, constitutes the valid and binding obligation of Energy Steel and the Seller, enforceable against Energy Steel and the Seller in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.4 No Conflict.
     Except for the Required Approvals set forth on Schedule 3.4, the execution and delivery of this Agreement by Energy Steel and the Seller does not, and the consummation of the transactions contemplated hereby and the fulfillment of its obligations and undertakings hereunder will not, result in any Violation (other than Violations, if any, arising solely out of the failure to obtain a Required Approval as described below and as set forth on the Disclosure Schedules) of any provision of: (a) the articles of incorporation or bylaws of Energy Steel; (b) any material Contract applicable to

Energy Steel, the Seller, or any of their respective assets; or (c) any Law applicable to Energy Steel, the Seller, or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any adverse effect on the validity or enforceability of this Agreement or a Material Adverse Effect. Except as set forth in Schedule 3.4 (each, a “Required Approval”), to Energy Steel’s and the Seller’s knowledge no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other third party is required by or with respect to Energy Steel in connection with the execution and delivery of this Agreement by Energy Steel or the Seller or the consummation by Energy Steel or the Seller of the transactions contemplated hereby.
3.5 Energy Steel Financial Statements; Internal Accounting Controls.
     (a) Attached as Schedule 3.5(a) to the Disclosure Schedules are (i) the unaudited balance sheets, statements of income for Energy Steel for Fiscal 2008 (ending September 30) and 2009 (ending December 31), (ii) the unaudited balance sheet and statement of income for Energy Steel as of and for the three (3) month period ended December 31, 2008, and (iii) the unaudited balance sheet and statement of income for Energy Steel as of and for the six (6) and nine (9) month periods ended June 30, 2010 and September 30, 2010 (all such financial statements collectively referred to as the “Financial Statements”). The Financial Statements (including the notes thereto) are complete and accurate in all material respects and have been applied and prepared on a consistent basis throughout the periods covered thereby (except as to GAAP Exceptions), and present fairly the financial condition of Energy Steel as of such dates and the results of operations of Energy Steel for such periods, are correct and complete in all material respects.
     (b) Subject to the application of the GAAP Exceptions, the books and records of Energy Steel accurately and fairly reflect the income, expenses, assets and liabilities for the periods covered and Energy Steel maintains internal accounting controls which provide reasonable assurances that: (A) transactions are executed in accordance with the general or specific authorization of Energy Steel’s management, and (B) transactions are recorded as necessary to permit preparation of such financial statements.
3.6 No Additional Material Liabilities.
     Except as set forth in the Financial Statements or in Schedule 3.6: (a) Energy Steel has not had since October 31, 2010 any material liabilities or accrued expenses, whether accrued, absolute, contingent or otherwise, of a kind or character that would be required (in accordance with GAAP, subject to application of the GAAP Exceptions) to be reflected in the balance sheet of Energy Steel as of October 31, 2010; (b) since October 31, 2010, except for trade payables and accrued expenses incurred in the Ordinary Course of Business, Energy Steel has not incurred any such liabilities; and (c) since October 31, 2010, Energy Steel has not drawn down on any line of credit. All liabilities of Energy Steel incurred since October 31, 2010 have been properly recorded in their books and records. Schedule 1.1 sets a complete and accurate list of all of the Energy Steel Debt.
3.7 Energy Steel Permits; Compliance with Laws.
     (a) Schedule 3.7(a) contains a complete and accurate list, as of the date hereof, of all licenses, permits, certificates, registrations, accreditations, orders, franchises, authorizations,

approvals, consents, variances and exemptions of any Governmental Entity which are necessary for the operation of the Business as currently operated and which are held by Energy Steel (collectively, the “Energy Steel Permits”), including the respective termination dates thereof. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Energy Steel duly holds all Energy Steel Permits; (ii) all of the Energy Steel Permits are in full force and effect; (iii) Energy Steel is in compliance with the terms of each of the Energy Steel Permits; and (iv) no action is pending, or to the knowledge of Seller or Energy Steel, threatened or recommended, by any Governmental Entity to revoke, condition, withdraw or suspend any Energy Steel Permit.
     (b) The Business of Energy Steel is being, and since January 1, 2005 has been, conducted in compliance with all Laws, except for such Violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Energy Steel is pending or threatened nor has any Governmental Entity indicated an intention to conduct the same.
3.8 Assets; Title; Absence of Liens and Encumbrances.
     Except as provided on Schedule 3.8 and except with respect to Intellectual Property (which is the subject of Section 3.10), Energy Steel owns or validly leases all properties and assets, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Business. Except for leased assets, Energy Steel has good and marketable title to each and all of its assets, including those reflected in the balance sheet of Energy Steel as of October 31, 2010, free and clear of all asserted and threatened title defects, Claims and Encumbrances except, with respect to all such assets, the following Encumbrances (collectively, “Permitted Encumbrances”): (a) Encumbrances securing debt reflected as liabilities in the Financial Statements, which Encumbrances are listed in Schedule 3.8; (b) mechanics’, carriers’, workers’, repairmen’s, statutory or common law liens being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 3.8; (c) liens or obligations for current Taxes not yet due and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 3.8; (d) such imperfections of title, easements and Encumbrances, if any, against the Leased Real Property as are set forth in the Leases or which are not, individually or in the aggregate, substantial in character, amount or extent, and do not, individually or in the aggregate, materially detract from the value, or interfere with the present use of the Leased Real Property or otherwise have a Material Adverse Effect; and (e) those additional Encumbrances listed in Schedule 3.8.
3.9 Real Property.
     (a) Energy Steel does not own any real property and, instead, leases real property as a tenant pursuant to the Leases. Schedule 3.9(a) contains a true, correct and complete list of all real property leased, operated or used by Energy Steel (collectively, the “Leased Real Property”). Energy Steel has delivered to Graham and Buyer a true and complete copy of each of the Leases for the Leased Real Property.
     (b) Except as set forth in Schedule 3.9(b), with respect to each of the Leases for the Leased Real Property:

     (i) assuming the due execution by lessor and enforceability against the lessor, such Lease is legal, valid, binding, enforceable and in full force and effect;
     (ii) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
     (iii) Energy Steel’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;
     (iv) neither Energy Steel nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
     (v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in Energy Steel;
     (vi) Energy Steel has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;
     (vii) Energy Steel has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any leasehold or subleasehold interest under any such Lease; and
     (viii) the Leased Real Property, comprises all of the real property used or intended to be used in, or otherwise related to the Business; and Energy Steel is not a party to any agreement or option to purchase any real property or interest therein.
     (c) Except as set forth in Schedule 3.9(c), to Energy Steel’s and the Seller’s knowledge, all Improvements are in reasonably good condition and repair, ordinary wear and tear excepted, have been appropriately and routinely maintained, and are sufficient for the operation of the Business as currently conducted. To Energy Steel’s and the Seller’s knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and to their knowledge there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material manner with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.
     (d) Neither Energy Steel nor Seller have been served with any written notice of a condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or, to the knowledge of Energy Steel and Seller, threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

     (e) To Energy Steel’s and the Seller’s knowledge, the Leased Real Property as currently used by Energy Steel is in material compliance with all applicable building, zoning, subdivision, environmental, health and safety requirements and other land use laws, including The Americans with Disabilities Act of 1990, as amended (collectively, the “Real Property Laws”), and the current use and occupancy of the Leased Real Property and operation of the Business thereon does not violate any Real Property Laws. Energy Steel has not received any notice of violation of any Real Property Laws and, to Energy Steel’s and the Seller’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.
     (f) None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property, except as would be disclosed on a survey of the Leased Real Property or of public record.
     (g) To Energy Steel’s and the Seller’s knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon, ordinary wear and tear excepted.
     (h) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Entities, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property, which are required or appropriate to use or occupy the Leased Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect. Schedule 3.9(h) lists all Real Property Permits held by Energy Steel with respect to each parcel of Leased Real Property. Energy Steel has not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the knowledge of each, there is no basis for the issuance of any such notice or the taking of any such action.
     (i) The classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations.
     (j) To Energy Steel’s and the Seller’s knowledge, the current use and occupancy of the Leased Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property, except to the extent such violation could reasonably be likely to have a Material Adverse Effect. Neither of the Seller nor Energy Steel has received any notice of violation of any such documents, and there is no basis for the issuance of any such notice or the taking of any action for such violation.
     (k) There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Entity, association or other entity having jurisdiction over the Leased Real Property with respect to any Leased Real Property or portion thereof which are delinquent.

     (l) Energy Steel does not occupy or possess any real property pursuant to an oral lease.
3.10 Intellectual Property.
     (a) “Energy Steel Intellectual Property” means all Intellectual Property used or held for use in, related to or which arise out of the Business or its products or services including, without limitation, the following:
     (i) all trademarks, service marks, trade names, trade dress, product names, product configurations, slogans and logos, applications and registrations, including those listed in Schedule 3.10(a)(i), and corresponding foreign applications, registrations and rights thereto, whether or not registered (collectively, the “Trademarks”);
     (ii) all source code, object code, design documentation and procedures for product generation and testing of all computer software and firmware, including the software and firmware listed in Schedule 3.10(a)(ii) and including the software rules and algorithms, flowcharts, trade secrets, know-how, inventions, patents, copyrights, designs, technical processes, works of authorship and technical data included in or relating to the same (collectively, the “Software”); provided, however, that the terms “Software” and “Energy Steel Intellectual Property” do not include: (A) “shrink wrap” and “click wrap” software; (B) shareware and freeware software not incorporated in any of the Products (as defined below) or any of Energy Steel’s business systems; and (C) software and firmware that is owned by a third party and is the subject of a License to Energy Steel;
     (iii) all product development projects planned as of the date of this Agreement, as listed in Schedule 3.10(a)(iii);
     (iv) all Contracts by which: (i) Energy Steel uses Intellectual Property owned by a third party (other than (A) supply Contracts providing for the license solely of Intellectual Property not incorporated in any of the Products or any of Energy Steel’s business systems and (B) Contracts relating solely to “shrink wrap” or “click wrap” software); or (ii) a third party uses Intellectual Property owned by Energy Steel (other than Contracts relating solely to “shrink wrap” or “click wrap” software); all as listed in Schedule 3.10(a)(iv) (collectively, the “Licenses”); and
     (v) all internet, intranet and World Wide Web content, sites and pages, and all HTML and other code related thereto; all as listed in Schedule 3.10(a)(v).
     (b) Energy Steel does not own or license any patents or patent applications (or any division, continuation, continuation-in-part, continuing prosecution application, continued examination application, reinstatement, reexamination, revival, reissue, extension or substitution of any thereof) (collectively, the “Patents”). Except as set forth on Schedule 3.16(a), Energy Steel does not license any Patents. Energy Steel owns or has the right to use (pursuant to written License) all of the Energy Steel Intellectual Property. Subject to the receipt or making of all Required Approvals specifically identified for this purpose in Schedule 3.4, each item of Energy Steel Intellectual Property will be owned or available for continued use by the Energy Steel immediately after the Closing Date, without the payment of any additional amounts to any third party (except as may be required subsequent to the Closing Date by the express terms of any License). Without making any representation or warranty as to the substantive patentability of the Intellectual Property, at the Closing Date and except as set forth in Schedule 3.10(b), all available Patent rights (other than Patents that are the subject of a License to Energy Steel) that may encompass any of the Software or any of the Products may be pursued exclusively by Energy Steel, other than non-exclusive rights to third party software included within the Software or the Products.
     (c) Energy Steel currently owns and will own as of the Closing Date, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property and other proprietary information, processes and formulae used in, related to or arising from the Business or otherwise necessary for the ownership, maintenance and use of the Products and the conduct of the Business, other than Intellectual Property that is owned by a third party and is the subject of a License in favor of Energy Steel.
     (d) To Energy Steel’s and the Seller’s knowledge, Energy Steel has not interfered with, infringed upon, misappropriated or otherwise violated (whether through the use of the Energy Steel Intellectual Property or otherwise) any Intellectual Property rights of any third party, and no Claim has been asserted (and is currently pending) or to Energy Steel’s and Seller’s knowledge threatened by any Person as to the use of the Energy Steel Intellectual Property by Energy Steel or alleging any such interference, infringement, misappropriation or violation (including any such Claim that Energy Steel must license or refrain from using any Intellectual Property rights of any third party), and to their knowledge there is no valid basis for any such Claim, except for those Claims listed in Schedule 3.18. Except as set forth in Schedule 3.10(d), to Energy Steel’s and the Seller’s knowledge no third party has interfered with, infringed upon, misappropriated or otherwise violated any rights of Energy Steel with respect to the Energy Steel Intellectual Property. Energy Steel does not possess any infringement studies, including any opinions of counsel, prepared by or on behalf of Energy Steel.
     (e) Schedule 3.10(a)(i) identifies each trademark, service mark, trade name, trade dress, product name, slogan and logo currently used or held for use by Energy Steel in, related to or arising out of the Business. Energy Steel has made available to Graham correct and complete copies of all Trademarks, as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each Trademark. Except as set forth in Schedule 3.10(e), with respect to each Trademark:
     (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to the knowledge of Energy Steel and Seller, is any of the foregoing threatened;
     (ii) no Claim is pending or, to the knowledge of Energy Steel and Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and
     (iii) except for the terms and conditions contained in the Contracts listed on Schedule 3.16(a), Energy Steel has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item.

     (f) Schedules 3.10(a)(ii) and 3.10(a)(iv) identifies all software, firmware (other than “shrink wrap” and “click wrap” software and shareware and freeware software not incorporated in any of the Products or any of Energy Steel’s business systems) and components thereof used or held for use by Energy Steel. Except as set forth in Schedule 3.10(f), with respect to each item of the Software:
     (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to the knowledge of Energy Steel and Seller, is any of the foregoing threatened;
     (ii) no Claim is pending or to the knowledge of Energy Steel and Seller, threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item;
     (iii) except for standard terms and conditions contained in the Contracts entered into in the ordinary course of business and except for the Contracts listed on Schedule 3.16(a), Energy Steel has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item;
     (iv) to Energy Steel’s and the Seller’s knowledge, the Software as used by Energy Steel or its licensees does not infringe any copyright, patent, trademark, trade secret or other Intellectual Property rights of any third party; and there are no copyright, trademark, trade secret or patent Claims, asserted or threatened, by any third party, or any acts of Energy Steel upon the basis of which Energy Steel has any reason to believe that the Software will infringe any proprietary rights, including patent, copyright, trademark or trade secret of any third party;
     (v) to Energy Steel’s and the Seller’s knowledge, no third party that is not duly authorized by Energy Steel is engaged in any activity which would constitute an infringement or misappropriation of any proprietary rights in the Software;
     (vi) to Energy Steel’s and the Seller’s knowledge, none of the Software contains any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus,” “trap” or other software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or perform any other similar actions.
3.11 Tangible Assets.
     (a) All of the tangible assets owned or leased by Energy Steel (i) to Energy Steel’s and the Seller’s knowledge, are free from defects (patent and latent), (ii) have been reasonably maintained in accordance with normal industry practice, is in operating condition and repair, subject to normal wear and tear and except for unused or obsolete assets, if any, and (iii) are currently suitable for the purposes for which it presently is used.
     (b) Schedule 3.11(b) is a true, correct and complete listing of: (i) all material tangible assets, including without limitation, all equipment, computer equipment and hardware, furniture, fixtures, vehicles, machinery, apparatus, media, tools, appliances, implements, supplies and other tangible personal property of Energy Steel as of October 31, 2010, together with the cost and depreciation recorded therefor; and (ii) all material additions to and dispositions of the foregoing made between October 31, 2010 and the date hereof. Except as set forth in Schedule 3.11(b), to Energy Steel’s and the Seller’s knowledge, such assets are in a usable state of repair and condition, ordinary wear and tear excepted.
     (c) Schedule 3.11(c) is a listing of all personal and tangible property of Seller located at the Business.
     (d) Schedule 3.11(d) is a true, correct and complete listing as of the date hereof of substantially all products and services of the Business, including all approved development projects (collectively, the “Products”).
3.12 Inventory.
     (a) Energy Steel’s inventories consist of a quantity and quality historically useable or saleable in the Ordinary Course of Business. Energy Steel’s inventories in its balance sheet for the period ended October 31, 2010 and in its books and records are in material accordance with GAAP (subject to application of the GAAP Exceptions), with inventory recorded at a lower cost (determined on a first-in, first-out basis) or market.
     (b) Schedule 3.12(b) contains and/or Energy Steel has provided to Graham a list of all suppliers, purchasing agents and third party manufacturers from or through whom Energy Steel has purchased inventory during the previous fiscal year and the current fiscal year up to December 9, 2010. Energy Steel is not a party to any minimum purchase order arrangements with such suppliers, purchasing agents and third party manufacturers, except as expressly stated on purchase orders or other contracts of purchase.
     (c) Energy Steel has made available to Graham a true and complete list of all purchase orders or commitments placed as of December 9, 2010 by it with suppliers, purchasing agents or manufacturers for the purchase of inventory and an accurate and complete breakdown and aging of Energy Steel’s accounts payable, in each case as of December 9, 2010.
     (d) Neither the Seller nor Energy Steel has received any written notice specifying that any suppliers, purchasing agents or manufacturers will or plans to terminate or cancel its relationship with Energy Steel at any time, including after the Closing Date.
     (e) Schedule 3.12(e) is a true, correct and complete listing, by category and volume level as of December 9, 2010, of all of Energy Steel’s inventories of (i) Products, including finished products, work-in-process, and raw material inventory, and (ii) all other unused or reusable materials and supplies (the “Current Inventory”). All of such Current Inventory have been properly costed and valued or properly reserved for, and properly presented in the Financial Statements. All of such Current Inventory of Products, materials, stores and supplies are usable and fit for their intended purpose.
3.13 Environmental Matters.
     Except as disclosed in Schedule 3.13, to Energy Steel’s and the Seller’s knowledge:

     (a) None of the Leased Real Property is in Violation of any Environmental Laws and there is no outstanding or pending Liability under the Environmental Laws related to the Leased Real Property or any property previously owned or leased by Energy Steel;
     (b) Energy Steel’s use, handling, and disposal of Hazardous Substances has not resulted in a Violation of or Liability under any Environmental Laws;
     (c) None of the Leased Real Property has (i) ever had any underground storage tanks regulated under Environmental Laws, whether empty, filled or partially filled with any substance, or (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable;
     (d) Energy Steel has not received any request for information, notice or order alleging that it may be a potentially responsible party or otherwise have Liability under any Environmental Laws for investigation, remediation or other response action related to Hazardous Substances;
     (e) No event has occurred with respect to any property owned or leased by Energy Steel including the Leased Real Property which, with the passage of time or the giving of notice, or both, is reasonably expected to constitute a Violation of, non-compliance with or Liability under any applicable Environmental Law or Energy Steel Permit;
     (f) There is no Encumbrance (other than a Permitted Encumbrance), Claim or threat thereof relating to a Release or threatened Release of any Hazardous Substance on, about or beneath the Leased Real Property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Leased Real Property, or alleging any Liability under Environmental Laws; and
     (g) Energy Steel holds, and is in compliance with, all Energy Steel Permits required under any Environmental Law in connection with its use of the Leased Real Property or the operation of the Business, and all such Environmental Permits are valid and in good standing and will remain so through the Closing Date and are not subject to meritorious challenge. A true and complete list of all such Energy Steel Permits is set forth in Schedule 3.7(a).
3.14 Employee Plans.
     (a) Schedule 3.14(a) lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Energy Steel currently sponsors, maintains, or to which contributions are made, or for which obligations have been incurred and currently exist, for the benefit of employees or former employees of Energy Steel including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity incentive, pension, retainer, compensation, consulting, retirement, severance, indemnification, retention, change-in-control, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, and (4) any employment agreement.

The plans, agreements and arrangements described in this Section 3.14(a) are referred to herein as “Employee Plans.”
     (b) Energy Steel has delivered to Graham true, correct and complete copies of all Employee Plans, all related summary plan descriptions, the most recent determination letters and/or opinion letters received from the IRS, Form 5500 Annual Reports for the last three (3) years (including all schedules and attachments thereto), all communications received from or sent to the IRS or the U.S. Department of Labor within the last five (5) years (including any Forms 5330) with respect to any Employee Plan, the most recent financial reports and summary annual reports, summaries of material modifications and material communications distributed within the last year to participants of each Employee Plan and, where applicable, summary descriptions of any Employee Plans not otherwise reduced to writing. Except as set forth in Schedule 3.14(b), there are no negotiations, demands or proposals that are pending or have been made since the respective dates of the Employee Plans which concern matters now covered, or that would be covered, by any Employee Plan. Energy Steel has maintained all employee data necessary to administer each Employee Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data are true and correct.
     (c) Except as set forth in Schedule 3.14(c), Energy Steel and each of the Employee Plans (and any related trust agreement, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and any applicable collective bargaining agreement, and Energy Steel is in compliance in all respects with the applicable provisions of the Code, ERISA and all other applicable Laws.
     (d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Employee Plan within the time required by law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Closing balance sheets or will be properly accrued on the books and records of Energy Steel as of the Closing date. None of the Employee Plans has any unfunded liabilities which are not reflected on the Closing balance sheet or the books and records of Energy Steel. Energy Steel does not have any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Employee Plan. Energy Steel has performed in all respects all of their obligations under all of the Employee Plans, including the payment of all applicable Taxes.
     (e) Neither Energy Steel nor any Employee Plan fiduciary has, with respect to the Employee Plans, engaged in a breach of fiduciary duty or engaged or permitted an Employee Plan to engage in a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA. To Energy Steel’s and the Seller’s knowledge, no event has occurred and no condition exists with respect to any Employee Plan which would give rise to any liability under the Code or ERISA or other applicable law, including but not limited to Sections 511, 4971, 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980F or 6652 of the Code, or to any fine or civil penalty under Sections 502, 4069 or 4071 of ERISA. None of the Employee Plans, nor any fiduciary thereof, is or has been the direct or indirect subject of an audit, investigation or examination by any Governmental Entity within the last five (5) years, and to Energy Steel’s and the Seller’s knowledge, there are no facts which could give rise to any liability in the event of any investigation, audit, review or other proceeding. There are no Claims (other than routine undisputed Claims for benefits) pending or threatened against or arising out of any of the Employee Plans or the respective assets thereof and to Energy Steel’s and the Seller’s knowledge, no facts exist which could give rise to any such Claims which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on any Employee Plan, or a Material Adverse Effect.
     (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or an opinion letter on which it is entitled to rely) from the Internal Revenue Service that such Employee Plan is qualified under Section 401(a) of the Code, and such determination letter or opinion letter considers the Economic Growth & Tax Relief Reconciliation Act of 2001. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of all statutory or regulatory changes requiring amendments for which the deadline for amendment has passed, and if not entitled to rely upon an opinion letter has been timely submitted for a determination letter in accordance with Revenue Procedure 2007-44. To Energy Steel’s and the Seller’s knowledge, no event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion letter, or the disqualification or loss of tax-exempt status of any such Employee Plan or trust under Sections 401(a) or 501(a) of the Code.
     (g) Energy Steel does not maintain and has not at any time maintained, and does not and could not have any liability with respect to, any Employee Plan subject to Title IV of ERISA or Section 412 of the Code. No Employee Plan is or ever has been a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Energy Steel does not have and could not have any liability with respect to a “multiemployer plan” as defined under Section 3(37) of ERISA. No Employee Plan now holds or has heretofore held any stock or other securities issued by Energy Steel. Energy Steel has not established or contributed to, is not required to contribute to, and does not have nor has ever had any liability with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, any “welfare benefit fund” within the meaning of Section 419 of the Code, any “qualified asset account” within the meaning of Section 419A of the Code, or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
     (h) Each Employee Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Energy Steel as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. Schedule 3.14(h) discloses whether each welfare plan is (i) unfunded, (ii) with respect to welfare plans subject to the provisions of the Code, funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the code, or other funding mechanism, or (iii) insured.
     (i) All group health plans of Energy Steel have been operated in compliance in all material respects with the group health plan continuation coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code or applicable state law, Title XXII of the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Medicare Part D requirements of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the provisions of the Social Security Act, to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code or applicable state law, no Employee Plan or any other arrangement provides for or continues medical or health or other welfare benefits (through the purchase of insurance or otherwise) for or to any retired employee, any former employee or any other individual who is not an employee, and there has been no communication to any employee, retired employee, former employee or other individual that could reasonably be expected to promise or guarantee any such benefits.
     (j) Except with respect to statutory post-termination benefits arising under non U.S. Laws and except as set forth in Schedule 3.14(j), no provision of any Employee Plan restricts the ability of Graham or Energy Steel to terminate the future accruals of obligations thereunder after the Closing Date or requires the increase or acceleration of benefit entitlements, contributions or compensation in connection with such termination; provided, however, that no such representation or warranty is made with respect to the ability to cancel liabilities already accrued at the time of such termination.
     (k) All reports, returns and similar documents with respect to each Employee Plan required to be filed with any Governmental Entity or distributed to any participant of any Employee Plan (including each Form 5500 required to be filed by Energy Steel) have been duly and timely filed or distributed in accordance with all applicable Laws. There are no unpaid fees, penalties, interest or assessments due from the Energy Steel or from any other Person that are or could become a lien on any asset of Energy Steel or could otherwise adversely affect the business or assets of Energy Steel. Energy Steel has collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate Governmental Entities or set aside in appropriate accounts for future payment when due.
     (l) To Energy Steel’s and the Seller’s knowledge, no condition exists as a result of which Energy Steel would have any liability, whether absolute or contingent, including any obligations under any Employee Plan, with respect to any misclassification of a Person performing services for Energy Steel as an independent contractor rather than as an employee.
     (m) Except as described in Schedule 3.14(m), the consummation of the transactions contemplated by this Agreement will not entitle any Person to severance pay, and will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any Person. Schedule 3.14(m) lists all severance obligations of Energy Steel owed to any Person. None of the Employee Plans obligates Energy Steel to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (as defined in Section 280G of the Code).
     (n) Except as described in Section 3.14(n), each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) with respect to which Energy Steel is a “service recipient” (within the meaning of Section 409A of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code and the treasury regulations and other official guidance issued thereunder (or similar provision of state law) (collectively, “Section 409A”), and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; and Energy Steel has not been required to report any Taxes due as a result of a failure of an Employee Plan to comply with Section 409A. With respect to each Employee Plan, Energy Steel does not have any indemnity obligation for any Taxes or interest imposed or accelerated under Section 409A.

     (o) Solely for purposes of this Section 3.14, all references to Energy Steel includes any Person which, together with Energy Steel, is considered an affiliated organization within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code or sections 3(5) or 4001(b)(1) of ERISA.
     (p) Except as described in Schedule 3.14(p), Energy Steel does not provide to any of its non-U.S. employees any termination, severance, pension, healthcare or other benefits in excess of statutory requirements.
3.15 Employment Matters.
     (a) Except as disclosed in Schedule 3.15(a), (i) to Energy Steel’s and the Seller’s knowledge, Energy Steel is, and since January 1, 2005 has been, in compliance in all material respects with all Laws relating to affirmative action, employment, equal employment opportunity, nondiscrimination, immigration, wages, overtime, classification of employees, fringe benefits, wage supplements, hours or work, benefits, collective bargaining, the withholding and payment of social security and similar Taxes, occupational safety and health, employment termination, reductions in force or plant closings (collectively, “Employment Laws”) and with any contract or subcontract with any Governmental Entity or other Person; (ii) Energy Steel has not experienced any strikes, grievances or asserted or threatened Claims of unfair labor practice; (iii) Energy Steel has no knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to any employees of Energy Steel; (iv) there has not been, and there is not pending or existing or to Energy Steel’s and the Seller’s knowledge, threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any application, complaint or unfair labor practice charge filed by an employee, union or works council with the National Labor Relations Board or any comparable Governmental Entity, organizational activity or other labor dispute against Energy Steel and the knowledge of Energy Steel and the Seller, there is no basis for any such grievance, charge or complaint; (v) no application for certification of a collective bargaining agent is pending or to Energy Steel’s or the Seller’s knowledge, threatened; (vi) there is no lockout of any employees by Energy Steel; (vii) Energy Steel has withheld from the wages and salaries of its employees as is required by law and is not liable for any arrears of wages or any tax or penalty in connection therewith; (viii) there are no Claims currently pending or to Energy Steel’s and the Seller’s knowledge threatened, against Energy Steel alleging the violation of any Employment Laws, or any other asserted or to Energy Steel’s and the Seller’s knowledge threatened Claim whatsoever, whether based in tort, contract or Law, arising out of or relating in any way to any Person’s employment (actual or alleged), application for employment or termination of employment with Energy Steel and to the knowledge of Energy Steel, there is no basis for any such Claim; (ix) no current or former employee of Energy Steel is owed by Energy Steel overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect to the current year); (x) Energy Steel is not, nor immediately after the Closing will be, liable for severance pay or any other payment of monies to any employee of Energy Steel as a result of the execution of this Agreement or Energy Steel’s performance of its terms, or for any other reason in any way related to the consummation of the transactions contemplated hereby, including any change of ownership of Energy Steel; and (xi) no Governmental Entity has found Energy Steel to be liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of Employment Laws.

     (b) Schedule 3.15(b) contains a true and complete list, as of the date hereof, of all employees employed by Energy Steel, including each such employee’s (i) name, (ii) title, and (iii) current salary and other compensation arrangement (i.e. commission rate).
     (c) Schedule 3.15(c) contains a true and complete list, as of the date hereof of all consultants, non-employed technicians and other independent contractors who are providing services to Energy Steel (the “Independent Contractors”), including (i) each such Independent Contractor’s name, (ii) each Independent Contractor’s license number and expiration date therefore, and (ii) the type of services being provided by each Independent Contractor.
3.16 Material Agreements.
     (a) Schedule 3.16(a) lists the following Contracts to which Energy Steel is a party which are or contain provisions relating to any of the following (hereinafter referred to individually as a “Material Agreement” and collectively as the “Material Agreements”):
     (i) any Contracts which are Leases of personal property to or from any Person;
     (ii) any Contract (or group of related Contracts) for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $10,000 per annum;
     (iii) any Contract concerning a partnership or joint venture;
     (iv) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Encumbrances on any of its assets, tangible or intangible;
     (v) any Contract with any officer or director of the Energy Steel and/or its Affiliates, or any entity in which any officer or director of Energy Steel, the Seller or any trustee or beneficiary of the Seller holds equity or any other economic interest;
     (vi) any Contract concerning non-competition, non-solicitation or confidentiality;
     (vii) collective bargaining agreements or other Contracts to or with any labor unions or other employee representatives, groups of employees, works councils or the like;
     (viii) employment Contracts or other Contracts to or with individual current or prospective employees, consultants or agents (other than Contracts with Energy Steel’s attorneys, accountants or advertising agencies that are cancelable without material penalty, cost or expense upon advance notice of ninety [90] days or less);
     (ix) any Contract concerning a bonus, profit sharing, incentive, deferred compensation, severance, or change in control (exclusive of generally applicable severance policy) or other material plan or arrangement for the benefit of any of Energy Steel’s managers, directors, officers or employees;

     (x) the Leases;
     (xi) the Licenses;
     (xii) Contracts by which Energy Steel indemnifies any Person;
     (xiii) Contracts by which Energy Steel provides warranties related to any Product or services which involve consideration in excess of $10,000 or will extend for a period of more than one (1) year;
     (xiv) Contracts providing for the payment of royalties by Energy Steel based in any manner on the revenue or profits of Energy Steel;
     (xv) Contracts with obligations to supply parts or replacement parts for a period after termination of the Contract;
     (xvi) Contracts guaranteeing the debt of any third party;
     (xvii) Contracts requiring the exclusive use of third party goods or services or containing a right of first refusal to a third party in the supply of goods or services;
     (xviii) Contracts to acquire stock, merge or consolidate, or to create a joint venture;
     (xix) Contracts to borrow funds, except for trade payables incurred in the Ordinary Course of Business;
     (xx) Contracts to lend to officers, employees or other third parties, except for accounts receivable incurred in the Ordinary Course of Business;
     (xxi) Contracts that require Energy Steel to maintain insurance; and
     (xxii) other Contracts, if any: (A) the default of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (B) which require consent or waiver in connection with consummation of the transactions contemplated herein, and the failure to obtain such consent or waiver could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (b) All of the Material Agreements are listed in the Disclosure Schedules. Except for the Material Agreements, Energy Steel is not a party to or bound by any Contract affecting in any material respect the operation of the Business. Without limiting the generality of the foregoing, Energy Steel is not a party to any Contract providing for guaranteed minimum payments in excess of $10,000 for the twelve (12) month period ending after the Closing Date which are not listed in the Disclosure Schedules or which is not cancelable without material penalty, cost or expense upon advance notice of ninety (90) days or less.
     (c) Energy Steel has made available to Graham true and complete copies of each Material Agreement that is in written form (or, in the case of Material Agreements that are in standard form, true and complete samples of such standard forms), and true and complete written summaries of each Material Agreement that is oral, in each case as amended to date. To Energy Steel’s and the Seller’s knowledge, each of the Material Agreements constitutes the valid and legally binding obligation of Energy Steel and the other parties thereto, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Material Agreements (including any amendments, supplemental or special terms and other modifications) constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Schedule 3.16(c), to the knowledge of Energy Steel and Seller no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would after notice and lapse of applicable cure period constitute a default under any of the Material Agreements or permit termination, modification or acceleration thereunder, and each of the Material Agreements is in full force and effect without default on the part of Energy Steel and, to the knowledge of Energy Steel and Seller, any of the other parties thereto. Without limiting the generality of the foregoing, no written or oral notice of termination or default has been given or received by Energy Steel with respect to any Material Agreement.
     (d) Except for the Required Approvals with respect to Material Agreements set forth in Schedule 3.4, no Contract to which Energy Steel is a party requires consent or waiver in connection with consummation of the transactions contemplated herein.
     (e) With respect to each Lease: (i) there are no disputes, oral agreements or forbearance programs in effect; (ii) Energy Steel has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold represented by any of the Leases; and (iii) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Energy Steel has obtained all authorizations of Governmental Entities (including licenses and permits) required to be obtained in connection with their operation of the Business at the premises leased under any of the Leases, and have operated and maintained such premises in all material respects in accordance with applicable Laws.
     (f) Schedule 3.16(f) sets forth in detail Energy Steel’s standard terms and conditions of sale or lease, purchase orders, contracts or agreements for the sale of Products or for the performance of any services by Energy Steel or any Independent Contractor.
     (g) Except as set forth in Schedule 3.16(g), no Material Agreement was awarded to Energy Steel pursuant to any program (e.g. small business, small disadvantaged business, woman owned business, etc.) or as a result of Energy Steel’s “woman owned business” status or “small business” status or other preferred status under any applicable Law. To Energy Steel’s or the Seller’s knowledge, no Material Agreement with respect to the provision of any products or services by Energy Steel is entirely dependent upon Energy Steel being a small business or woman owned business, whether certified or otherwise.
3.17 Product and Service Warranty and Liability.
     (a) Except as provided on Schedule 3.17(a), to Energy Steel and Seller’s knowledge, all of the Products and services provided, distributed, manufactured, sold, licensed or delivered by

Energy Steel have conformed in all material respects with all applicable contractual commitments, all applicable Laws, and all express and implied warranties with respect thereto and Energy Steel has no notice and is not otherwise aware of any material liability (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due) for replacement thereof or other damages in connection therewith. As of the Closing Date, the Business will have no liability for replacement of any Products (or other damages in connection therewith) or for the performance of any services except contingent contractual warranty obligations. Energy Steel has made available to Graham true, correct and complete copies of the standard terms and conditions of sale and for service performed by the Business, which contain all (express as opposed to implied) applicable guaranty, warranty and indemnity provisions and, except as provided on Schedule 3.17(a), no Products provided or services performed by Energy Steel are subject to contractual guaranty, warranty or indemnity obligations beyond the standard terms and conditions.
     (b) Except as disclosed on Schedule 3.17(b), Energy Steel does not have any continuing Liability for replacement or repair or other damages in connection with any product manufactured, sold, leased or delivered.
3.18 Litigation.
     Except as set forth on Schedule 3.18, there is no Claim pending or to Energy Steel’s or the Seller’s knowledge, threatened against or affecting Energy Steel (or any of their respective officers or directors in connection with the Business), which if adversely determined could reasonably be expected to have, individually or in the aggregate, an adverse effect on the consummation of the transactions contemplated herein, or a Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Energy Steel which could reasonably be expected to have, individually or in the aggregate, any such effect.
3.19 Tax Matters.
     Except as set forth in Schedule 3.19:
     (a) Energy Steel (or affiliated, consolidated, unitary or combined group of which Energy Steel has been a member) has timely filed all federal, state, local and foreign Tax returns that are required to be filed by it on or before the date hereof. All such Tax returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by Energy Steel (whether or not shown on such returns) have been paid. The Financial Statements reflect an adequate accrual in accordance with GAAP, based on the facts and circumstances existing as of the respective dates thereof, for all Taxes payable or accrued by Energy Steel through the respective dates thereof; the unpaid Taxes of Energy Steel do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Energy Steel in filing its tax returns. Energy Steel is not currently the beneficiary of any extension of time within which to file any Tax return. No Claim has ever been made by an authority in a jurisdiction where Energy Steel does not file Tax Returns that Energy Steel is or may be subject to taxation by that jurisdiction.

     (b) as of the date hereof, there are no deficiencies for any Taxes proposed, asserted or assessed against Energy Steel, and no requests for waivers of the time to assess any Taxes are pending;
     (c) Energy Steel has complied with all Laws relating to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person;
     (d) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Energy Steel. Energy Steel has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Energy Steel has not filed Tax returns) any (a) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Energy Steel. To the extent that the Tax returns of Energy Steel have been examined by and settled with the IRS or other relevant taxing authority (or the applicable statue of limitations has expired), all assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;
     (e) as of the date hereof, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of Energy Steel;
     (f) Energy Steel is not bound by any Contract with any Person with respect to Taxes;
     (g) Energy Steel has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the closing the transactions contemplated herein;
     (h) Energy Steel has never been a member of an affiliated, unitary or combined group of corporations (within the meaning of section 1504 of the Code and any analogous provision of Law) and has no liability for the Taxes of any Person under Treasury Regulation 1.1502-6, as a transferee or successor, by contract or otherwise;
     (i) Energy Steel has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;
     (j) Energy Steel has not agreed to make, or is required to make, any adjustment under section 481(a) of the Code or any similar provision of Law by reason of a change in accounting methods or otherwise;
     (k) Energy Steel is not a party to any closing agreement described in section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law) executed on or prior to the Closing Date;

     (l) no asserted or threatened Claim has been made by a taxing authority in a jurisdiction where Energy Steel does not file Tax returns that Energy Steel is or may be subject to taxation in that jurisdiction;
     (m) Energy Steel is not obligated under any Contract that provides for the payment of any amount which would not be deductible by reason of section 280G of the Code, nor will Energy Steel make any “excess golden parachute payment” under sections 280G or 4999 of the Code;
     (n) Energy Steel has delivered or made available to Graham true and complete copies of (i) all income Tax returns of Energy Steel (or the portion of any affiliated, unitary or combined Tax return relating to Energy Steel) for the three taxable years preceding the year of this Agreement, and (ii) any audit report, statement of deficiency or similar report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Energy Steel (or any member of an affiliated, consolidated, unitary or combined group of which Energy Steel was a member);
     (o) Energy Steel will not be required to include any item of income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or any prepaid amount received on or prior to the Closing Date;
     (p) Energy Steel is not and has never been a party to any reportable transaction as defined in Section 6707A(c)(1);
     (q) Energy Steel is not a party to any tax-sharing or similar agreements; and
     (r) Energy Steel (and any predecessor to Energy Steel) has been a validly electing S corporation within the meaning of Code §1361 and §1362 at all times since January 1, 2009 and Energy Steel will be an S corporation up to and including the day before the Closing Date. In addition, Seller was and remains the sole shareholder of Energy Steel since January 1, 2009. Except for the stock sale contemplated by this Agreement, no action has been taken by Energy Steel or the Seller that may result in the revocation of any such election.
3.20 Events Subsequent to October 31, 2010.
     Since October 31, 2010, except as disclosed in Schedule 3.20, Energy Steel has conducted the Business only in the Ordinary Course of Business and no Material Adverse Effect has occurred with respect to Energy Steel or the Business. Without limiting the generality of the foregoing, except as disclosed in Schedule 3.20, since October 31, 2010, Energy Steel has not:
     (i) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
     (ii) entered into any Contract outside the Ordinary Course of Business;
     (iii) accelerated, terminated, modified, or cancelled any Contract to which Energy Steel is a party or by which any of them is bound;

     (iv) imposed any Security Interest upon any of its assets, tangible or intangible;
     (v) made any Capital Expenditure (or series of related Capital Expenditures) more than $10,000 in the aggregate;
     (vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) more than $10,000 in the aggregate;
     (vii) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;
     (viii) delayed or postponed the payment of accounts payable or any other Liabilities;
     (ix) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) more than $10,000 in the aggregate;
     (x) granted any license or sublicense of any rights under or with respect to any Intellectual Property;
     (xi) made or authorized any change in the charter or bylaws of Energy Steel;
     (xii) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
     (xiii) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
     (xiv) experienced any damage, destruction, or loss (whether or not covered by insurance) to its property more than $10,000 in the aggregate;
     (xv) made any loan to, or entered into any other transaction with, the Seller, any Affiliate of the Seller or Energy Steel, or any of the directors, officers, or employees of Energy Steel or any of its Affiliates other than compensation in the Ordinary Course of Business;
     (xvi) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
     (xvii) granted any increase in the base compensation of any of its directors, officers, and employees in excess of three percent (3%) per annum;
     (xviii) adopted, amended, modified, or terminated (nor has any entity affiliated with Energy Steel within the meaning of Section 3.14(o) adopted, amended, modified or terminated) any Employee Plan or any other bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;
     (xix) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
     (xx) made any change in its Tax or accounting principles, practices or methodologies (including, but not limited to, Tax or accounting elections);
     (xxi) disclosed any material Confidential Information (as defined below) to any third party without appropriate legal protection;
     (xxii) obtained new revolving loans or caused letters of credit to be issued, other than for the purchase of inventory or other working capital needs in the Ordinary Course of Business; and
     (xxiii) legally committed itself to any of the foregoing.
3.21 Insurance.
     Schedule 3.21 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Energy Steel is a party, a named insured, or otherwise the beneficiary of coverage or under which Energy Steel has a pending claim or could make a claim:
     (i) the name, address, and telephone number of the agent;
     (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
     (iii) the policy number and the period of coverage; and
     (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.
     With respect to each such insurance policy in effect on the date hereof: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) nothing exists within the policy or has occurred that would preclude or interfere with the policy continuing after the consummation of the transactions contemplated hereby to be legal, valid, binding, enforceable, and in full force and effect on identical terms as exists prior to the consummation of the transactions contemplated hereby (based upon the manner in which the Business is currently operated); (C) neither Energy Steel nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the knowledge of Energy Steel or Seller no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Schedule 3.21 describes any self-insurance arrangements affecting Energy Steel.

3.22 Notes Receivable and Accounts Receivable.
     All notes receivable and accounts receivable of Energy Steel are reflected properly on their books and records, are valid receivables, and are current and collectible. None of the notes receivables or accounts receivable of Energy Steel are subject to known pending or threatened Claims by customers for setoffs or counterclaim. To the knowledge of Energy Steel and Seller, no facts exist which would entitle any Governmental Entity to exercise any rights of setoff or counterclaim against any notes receivable or accounts receivable of Energy Steel.
3.23 Customers; Suppliers; Accounts Payable.
     (i) Energy Steel has made available to Graham a listing backlog of all pending customer orders or commitments placed as of the Effective Date with Energy Steel.
     (ii) Neither Energy Steel nor the Seller has any knowledge or reason for believing any single sales representative, distributor, licensee, licensor, customer or any group of affiliated sales representatives, distributor, licensee, licensor or customers who represented five percent (5%) or more of the consolidated revenues of Energy Steel during the twelve (12) months ended November 30, 2010, will or to Energy Steel’s or Seller’s knowledge, plans to terminate or cancel its relationship with Energy Steel. To Energy Steel’s and the Seller’s knowledge, there does not exist any condition, state of facts or circumstances that could reasonably be expected to cause any of such sales representatives, distributors, licensees, licensors or customers to terminate their relationships or for any prospective customers to refuse to consider a prospective relationship with Energy Steel. To the knowledge of Energy Steel and Seller, none of the business or prospective business of Energy Steel is in any manner dependent upon the making or receipt of any improper payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.
     (iii) All accepted and unfulfilled orders for the sale of Products entered into by Energy Steel and all outstanding contracts or commitments for the purchase of inventory, supplies and services by or from Energy Steel were made in bona fide transactions in the Ordinary Course of Business. There are no material claims against Energy Steel to return products as a result of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers, distributors or sales representative under an understanding that such products would be returnable.
     (iv) To Energy Steel’s and the Seller’s knowledge Energy Steel does not have any Liability arising out of or related to (i) any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Energy Steel, or (ii) returned products which were manufactured, sold, leased or delivered by Energy Steel.
3.24 Guaranties.
     Except as set forth on Schedule 3.24, Energy Steel is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

3.25 Brokers or Finders.
     Except for UHY Advisors MI, Inc. (“UHY”), no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Seller or Energy Steel in connection with any of the transactions contemplated by this Agreement.
3.26 Foreign Corrupt Practices Act.
     Neither Energy Steel nor any of its respective officers, directors, nor, to Energy Steel’s or the Seller’s knowledge, any employees or agents (or stockholders), distributors, representatives or other persons acting on the express, implied or apparent authority of Energy Steel, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the business of Energy Steel (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist Energy Steel in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). The business of Energy Steel is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Energy Steel has not otherwise taken any action that could cause Energy Steel to be in violation of the Foreign Corrupt Practices Act or any applicable Laws of similar effect.
3.27 Backlog.
     As of the date specified on Schedule 3.27, Energy Steel has a backlog of “orders” (meaning a customer has issued a purchase order in respect of the orders listed, and not necessarily that the order is irrevocable or otherwise not subject to cancellation in certain circumstances dictated by applicable terms and conditions) for the sale of its products and services as set forth in Schedule 3.27. As of the date specified on Schedule 3.27, Energy Steel has not received notice from a respective customer that any of such orders have been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) generally consistent with Energy Steel’s past practices and the Ordinary Course of Business.
3.28 Full Disclosure.
     All documents and other papers delivered by or on behalf of the Seller or Energy Steel in connection with the transactions contemplated by this Agreement are accurate and complete, as of the date and for the periods covered or therein specified, in all material respects, are authentic and to the knowledge of Energy Steel and Seller copies of originals. To the knowledge of Energy Steel and Seller, no representation or warranty of the Seller or Energy Steel contained in this Agreement contains any untrue statement of a fact or omits to state a fact necessary in order to make such respective representations and warranties the statements in this Agreement, in light of the circumstances under which they were made, not misleading.

3.29 Certain Acts or Omissions.
     Seller has not knowingly, intentionally, or in a grossly negligent manner committed any act or action or omitted to take any act or action in breach of her duties to Energy Steel the occurrence of which has or could reasonably be expected to give rise to a Claim by or against Energy Steel whether based in contract, tort, breach of fiduciary duty or otherwise.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF GRAHAM AND BUYER
     Graham and Buyer represent and warrant to Energy Steel and Seller as follows:
4.1 Organization, Standing and Power.
     Graham is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Graham and Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in the State of Michigan and each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.2 Authority; Binding Effect.
     Each of Graham and Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Graham and Buyer. This Agreement has been duly executed and delivered by each of Graham and Buyer and, assuming the due execution and delivery hereof by Energy Steel, constitutes the valid and binding obligation of each of Graham and Buyer, enforceable against each of them in accordance with its terms, except as the enforceability hereof may be limited by (a) bankruptcy, insolvency or other Laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No vote of any creditor or security holder of Graham is required in connection with the execution and delivery of this Agreement by Graham or Buyer, or the consummation of the transactions contemplated by this Agreement by either. Graham has adopted this Agreement as the sole stockholder of Buyer and is jointly and severally liable for all obligations and liabilities of itself and Buyer as a direct party to this Agreement.
4.3 No Conflict.
     The execution and delivery of this Agreement by each of Graham and Buyer does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (a) the certificate of incorporation or bylaws of Graham or of Buyer; (b) any material Contract applicable to Graham, Buyer or any of their respective assets; or (c) any Law applicable to Graham, Buyer or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any adverse effect on the validity or enforceability of this Agreement or a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Graham or Buyer in connection with the execution and delivery of this Agreement by Graham or Buyer, or for the consummation by each of Graham and Buyer of the transactions contemplated hereby, except for: (i) filings and notices required under Competition Laws; (ii) the filing of such documents with, and the obtaining of such orders from, state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; and (iii) such consents, approvals, orders, authorizations or registrations the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a Material Adverse Effect.
4.4 Litigation.
     Except as disclosed in Graham’s filings with the SEC, there is no Claim pending or to Graham’s knowledge threatened against or affecting Graham, which if adversely determined could reasonably be expected, individually or in the aggregate, to have an adverse effect on the consummation of the transactions contemplated herein or a Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Graham which could reasonably be expected, individually or in the aggregate, to have any such effect.
4.5 Brokers or Finders.
     Except for Harvey & Company, LLC, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Graham in connection with any of the transactions contemplated by this Agreement.
4.6 No Breach.
     Neither Buyer nor Graham has knowledge of a breach by Seller or Energy Steel of any of their representations or warranties made in this Agreement which are of a nature which entitle Buyer or Graham a right to indemnification under this Agreement.
4.7 Purchase for Investment.
     Buyer is acquiring the Energy Steel Shares for its own account for investment purposes and not with a view to the distribution of the Energy Steel Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Energy Steel Shares and has had an adequate opportunity to conduct an investigation of Energy Steel. Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended. Buyer will not, directly or indirectly, dispose of the Energy Steel Shares except in compliance with applicable federal and state securities laws.

4.8 Financing.
     Graham and/or Buyer have sufficient funds available to satisfy, among other things, the obligation to pay: (a) the Purchase Price; and (b) all expenses incurred by Buyer in connection with the transactions contemplated hereby.
ARTICLE 5.
COVENANTS OF EACH PARTY
5.1 Additional Agreements; Commercially Reasonable Efforts.
     Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties, providing information, making all necessary filings and giving all necessary notices in connection with, among other things, Competition Laws, the Securities Act, the Exchange Act and state securities Laws. Each of the parties will take or cause to be taken all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by any of them in order to consummate the transactions contemplated herein or the taking of any action contemplated by this Agreement as agreed to be so necessary by the parties, including without limitation the Required Approvals. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party will reasonably cooperate to take all such necessary action.
5.2 Expenses.
     Graham and Seller will each bear their respective legal, accounting and other expenses in connection with the transactions contemplated hereby, whether or not the transactions contemplated herein are consummated, except as provided in Article 7, or as otherwise necessary to enforce this Agreement and the transactions contemplated hereby.
5.3 Other Actions.
     (a) Energy Steel, the Seller and Graham will refrain from knowingly taking any action that would or is reasonably likely to cause any of its representations and warranties set forth in this Agreement to be untrue as of the date made or any of the conditions to the transactions contemplated herein set forth in Article 6 not to be satisfied. Prior to the Closing Date, each of the parties will use commercially reasonable efforts to: (a) obtain the satisfaction of its conditions to Closing as set forth in Article 6 as soon as practicable; (b) facilitate contacts, negotiations and communications with any Persons reasonably necessary to ensure a smooth transition of control of the Business; and (c) assist one another in obtaining any consents required from any Person to effect the consummation of the transactions contemplated hereby.

     (b) Prior to the Closing Date, neither Energy Steel nor the Seller shall revoke Energy Steel’s election to be taxed as an S corporation within the meaning of Code §1361 and §1362, nor shall Energy Steel or Seller take or allow any action (other than the sale of Energy Steel’s stock pursuant to this Agreement) that would result in the termination of Energy Steel’s status as a validly electing S corporation within the meaning of Code §1361 and §1362.
5.4 Confidentiality.
     Graham and Buyer (treated as one party for this purpose) and Energy Steel and the Seller (each, a “Receiving Party”) will, and will use commercially reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the “Disclosing Party”), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other Laws; provided, however, that in either such case the Receiving Party will provide the Disclosing Party with prompt prior notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party will furnish only that portion of Confidential Information which, in the written advice of the Receiving Party’s counsel, is required, and the Receiving Party will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Disclosing Party so designates. The Receiving Party will not otherwise disclose Confidential Information to any Person, except with the consent of the Disclosing Party. In the event that the transactions contemplated herein are not consummated or this Agreement is terminated, the Receiving Party will promptly return all Confidential Information to the Disclosing Party. For the purposes hereof, “Confidential Information” means all information of any kind concerning the Disclosing Party or any of its Affiliates, obtained directly or indirectly from the Disclosing Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated hereby, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not known by the Receiving Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential. The Receiving Party recognizes that any breach of the provisions of this Section would result in irreparable harm to the Disclosing Party and its Affiliates and, therefore, that the Disclosing Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.
5.5 Publicity.
     Neither Energy Steel nor the Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Graham which consent shall not be unreasonably withheld or delayed after the consummation of the Closing. In addition, Energy Steel and the Seller covenant and agree to cooperate with Graham in connection with the preparation and making of any public disclosure by Graham which Graham elects to or is required to make by applicable Law or any listing or trading requirement concerning Graham’s publicly-traded securities.
5.6 Cooperation in Preparation of Audited Financial Statements and SEC Reports.
     Energy Steel and the Seller agree to cooperate with Graham, at Graham’s expense, in the preparation of all filings with the SEC in connection with this Agreement and the consummation of the transactions contemplated herein.
5.7 Restrictions on Certain Activities.
     (a) The Seller shall not during the longer period of: (i) one (1) year after the time in which she may be employed by Graham or any Subsidiary of Graham; or (ii) for a period of five (5) years after the Closing Date (the “Restriction Period”), anywhere in the United States, Canada, Germany, Korea, Slovenia, Brazil and China and if employed by Graham or an Affiliate in any other country where Graham or any Subsidiary conducts business, directly or indirectly, as a partner, joint venturer, investor, lender, manager, licensor, manufacturer, retailer or otherwise, engage in any business that engages in any activity which is competitive with the Business or the businesses operated by Graham, or own stock or otherwise have an ownership interest in any person, corporation, firm, partnership or other entity engaged in any such business except owning five percent (5%) or less of any publically-traded company engaged in a competitive business.
     (b) The Seller will not, during the Restriction Period hire or offer to hire (as an employee, independent contractor or otherwise) any person who on the date hereof is a director, officer or employee of Graham, including Buyer or Energy Steel, except Danna Unrue.
     (c) The Seller agrees that a violation of Section 5.7(a) or 5.7(b) will cause irreparable injury to Graham and Buyer, and Graham and Buyer will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining the Seller, as the case may be, from doing or continuing to do any such act and any other violations or threatened violations of this Section 5.7 hereof without the necessity of posting a bond or undertaking.
     (d) The Seller acknowledges and agrees that the covenants set forth in this Section 5.7 are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this Section 5.7(d), any of the provisions of this Section 5.7 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.
5.8 Tax Matters

     (a) Final Tax Returns. All Tax returns for Energy Steel that are to be filed after Closing and include a period, or part of a period that began before Closing (each a “Final Tax Return”), will be prepared by UHY and filed by Seller, at Seller’s sole cost and expense, with opportunity given to Buyer to first review and provide comments on such Final Tax Return. All Final Tax Returns shall be prepared by UHY in a manner consistent with prior Tax returns of Energy Steel, unless otherwise required by Law. At least twenty (20) days prior to the due date for filing a Final Tax Return, Seller shall deliver a copy of each such Final Tax Return to Buyer for review and comment. Seller will accept all reasonable comments of Buyer made to the Final Tax Returns. To the extent permitted by applicable law, the Seller shall include any income, gain, loss, deduction or other tax items for such periods on the Seller’s Tax returns in a manner consistent with the Schedule K-1s furnished by Energy Steel to the Seller for such periods. The Buyer shall be entitled to retain all refunds provided, however, that the Seller may retain all refunds with respect to Pre-Closing Tax Periods.
     (b) Tax Return Preparation. Graham, Buyer, the Seller and Energy Steel shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of any Tax returns, and any audit, litigation or other proceeding with respect to Taxes. Graham, Buyer, the Seller and Energy Steel shall, as soon as practicable, provide the other with written notice of any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax return, or any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Graham, Buyer, the Seller and Energy Steel agree (i) to retain or cause to be retained all books and records with respect to Tax matters pertinent to Energy Steel relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Graham or the Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, (ii) to provide to the other party, upon request, all books and records with respect to Tax matters pertinent to Energy Steel relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Graham or the Seller, any extensions thereof) of the respective periods, and (iii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, the other parties shall allow such requesting party to take possession of such books and records.
5.9 Certain Taxes and Fees.
     All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, other than real estate Taxes, shall be paid by the Seller when due, and the Seller will, file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges. The expense of such filings shall be paid by the Seller.
5.10 Termination of Existing Working Capital Line of Credit.

     The parties agree that effective as of the Closing Date any existing line of credit or other commercial loan facility of Energy Steel will be terminated. Buyer shall be obligated to establish new credit facilities as it determines appropriate on the Closing Date.
5.11 Termination of Energy Steel 401(k) Plan.
     Energy Steel shall have delivered resolutions of its board of directors terminating the Energy Steel 401(k) Plan and and provide Graham and Buyer with written evidence of such termination in a form satisfactory to Graham, provided that such termination shall not be required to become effective until immediately prior to the Closing Date.
5.12 Section 338(h)(10) Election.
     At the sole discretion of Graham and the Buyer upon written notice delivered to Seller no later than February 1, 2011, the Seller agrees to make a timely election under Code Section 338(h)(10) (“338(h)(10) Election”), and Graham and Buyer shall indemnify and hold harmless Seller from and against any and all Tax liabilities imposed on Seller (or imposed on Energy Steel and passed through to Seller) as a result of having made any such 338(h)(10) Election to the extent that such Tax liabilities exceed the Tax liabilities that the Seller would incur in the absence of such election (the “Buyer Tax Payments”). In the event that the Seller incurs any Tax obligations as a result of the 338(h)(10) Election which are in excess of amounts due had the transactions set forth herein been taxed as a stock sale, then the amount that Graham and the Buyer shall be required to reimburse Seller under this Section (1) shall be grossed up to assure that Seller does not incur any Tax cost as a result of the 338(h)(10) Election and the reimbursement payments under this Section and (2) shall take into account the highest marginal income tax rate applicable to payments of this type at the applicable times as they apply to the Seller. Any Buyer Tax Payments shall be treated by the parties as additional Purchase Price and shall be paid to Seller not less than five (5) days prior to the time Seller is required to pay such amounts with a Federal Tax return or estimate. Any amounts payable hereunder to the Seller shall be paid in cash unless otherwise agreed to in writing by the Seller. Graham and Buyer will prepare and timely file with the appropriate taxing authorities any forms used to make the 338(h)(10) Election. Buyer and Graham shall pay, as incurred, any and all fees (including fees of UHY), costs and expenses associated with the 338(h)(10) election. In the event that the 338(h)(10) election is denied by the IRS, Seller agrees that is shall refund the amount of any such Buyer Tax Payments paid by Buyer and Graham to Seller. Such refund amount from Seller shall be paid in cash unless otherwise agreed in writing or, at Graham’s and Buyer’s election such amount may be setoff against the Escrow Amount or any payments due to Seller under the Earn Out Agreement.
ARTICLE 6.
CONDITIONS PRECEDENT TO PARTIES’ OBLIGATIONS
6.1 Conditions to Each Party’s Obligation.
     The respective obligations of Energy Steel, the Seller, Graham and Buyer to effect the transactions contemplated herein are subject to the satisfaction prior to the Closing Date of each of the following conditions:

     (a) Governmental Approvals. All licenses, franchises, certificates, permits, accreditations, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would materially delay, prevent or hinder the consummation of the transactions contemplated herein, will have occurred, been filed or been obtained, including any authorizations, filings or notices required under Competition Laws.
     (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or Law issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, preventing the consummation of the transactions contemplated herein shall have been issued and pending at the time of Closing.
6.2 Conditions to Obligations of Graham and Buyer.
     The obligations of Graham and Buyer to effect the transactions contemplated herein are subject to the satisfaction of the following additional conditions, unless waived by Graham:
     (a) Representations and Warranties. The representations and warranties of Energy Steel and the Seller set forth in this Agreement will be true and correct in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date; and Graham will have received a certificate to such effect signed on behalf of Energy Steel by its Certifying Officer.
     (b) Performance of Obligations of Energy Steel and Seller. Energy Steel and the Seller will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Graham will have received a certificate to such effect signed on behalf of Energy Steel by its Certifying Officers and the Seller.
     (c) No Material Adverse Effect. Between the date hereof and the Closing Date, there will not have occurred or been discovered one or more events or conditions which have, or which could be expected to have, individually or in the aggregate, a Material Adverse Effect, and Graham will have received a certificate to such effect signed on behalf of Energy Steel by its Certifying Officers and the Seller.
     (d) No Amendments to Resolutions. Neither the board of directors of Energy Steel nor the Seller will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the board of directors which approve this Agreement, the consummation of the transactions contemplated herein and the performance of all of Energy Steel’s and the Seller’s obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Graham will have received a certificate to such effect signed on behalf of Energy Steel by its Certifying Officers and the Seller.
     (e) Articles of Incorporation. With respect to Energy Steel, Graham will have received a copy, certified as of a date reasonably proximate to the Closing Date by the Secretary of State (or other appropriate Governmental Entity) of its jurisdiction of organization, of its complete articles of incorporation (or similar organizational document), including all amendments to date.

     (f) Consents Under Agreements. Energy Steel will have obtained the consent or approval of each Person whose consent or approval is required in order to permit the continuation or succession by Buyer pursuant to the transactions contemplated herein to any obligation, right or interest of Energy Steel under any Intellectual Property or Contract which are deemed Required Approvals by the parties as evidenced by inclusion on Schedule 3.4.
     (g) New Lease Agreement. Buyer and ESSC Investments, L.L.C. shall have executed and delivered a new lease agreement for the property located at 3123 John Conley Drive, Lapeer, Michigan in substantially the same form as attached hereto as Exhibit F.
     (h) Escrow Agreement. Graham, Buyer, Seller and Escrow Agent shall have executed and delivered the Escrow Agreement in substantially the same form as attached hereto as Exhibit B.
     (i) Pay-Off Letters; Satisfaction of Energy Steel Debt; Release of Energy Steel Guarantees. Graham and Buyer shall have received letters, in form and substance reasonably satisfactory to Graham and Buyer, from the lenders of the Energy Steel Debt and from Mitchell for the Mitchell Note (the “Pay-Off Letters”) (A) stating the aggregate amount of all the outstanding debt (including a list of all outstanding letters of credit of Energy Steel, as of the Closing Date), and (B) agreeing that if such amount so identified is paid and such letters of credit are terminated at Closing or any time stated thereafter, such prepayment and terminations shall not be subject to any prepayment premiums or penalties or any other fees or expenses associated with payment thereof, and that on such payment and letter of credit terminations all Encumbrances and liens in assets of Energy Steel or the Energy Steel Shares held by such lenders or Mitchell shall be terminated effective as of the Closing. The Seller shall provide satisfactory evidence that the Energy Steel Debt and the Mitchell Note have been paid in their entirety in accordance with the Pay-Off Letters. In addition, Energy Steel and the Seller shall deliver releases of all guarantees of any indebtedness guaranteed by Energy Steel, including without limitation any indebtedness of ESSC Investments, L.L.C.
     (j) Employees; Seller Employment Agreement. Graham and Buyer will be satisfied that all Energy Steel employees, who they deem necessary to operate the Business and to whom Graham or Buyer have offered employment, including without limitation the Seller (on terms and conditions substantially similar to her employment terms and work arrangements other than salary, benefit programs and bonus as of the Closing Date) prior to the anticipated Closing Date, have agreed to be employed by Graham, Buyer or one of their Affiliates. In addition, Graham and the Seller shall have entered into an employment agreement on terms and conditions mutually satisfactory to Graham and the Seller.
     (k) Assignment of Excluded Assets. Energy Steel and Seller shall execute and deliver an Assignment and Assumption of Excluded Assets in form and substance satisfactory to Graham and Buyer.
     (l) General Releases. The Seller and each of the officers and directors of Energy Steel shall have executed and delivered general releases to Energy Steel, releasing any claim to severance or termination payments and to all other claims and causes of action which any of them may now or ever have against Energy Steel other than for accrued compensation, each of which shall be in form and substance reasonably satisfactory to Graham and Buyer.

     (m) Resignations. Graham and the Buyer shall have received the resignations, effective as of the Closing Date, of each director and officer of Energy Steel.
     (n) Opinion of Counsel to Energy Steel and Seller. Graham and the Buyer shall have received from Howard and Howard Attorneys PLLC, counsel to Energy Steel and counsel to the Seller an opinion as of the Closing Date substantially in the form set forth on Exhibit G, of which shall be addressed to Graham and the Buyer.
     (o) Mitchell Release. Mitchell shall have executed and delivered to Energy Steel a General Release in the form of Exhibit H attached hereto and Energy Steel shall have delivered a copy thereof delivered to Graham and Buyer. This Release shall contain a waiver and release as to any consideration that is or may be due as a result of this Agreement and the transactions contemplated hereby other than any payments due pursuant to the Purchase Agreement between the Seller and Mitchell dated August 28, 2003, as amended by an amendment dated September 9, 2003. In addition, the Release will contain restrictive covenants from Mitchell in favor of Graham, Buyer and their Affiliates.
     (p) Termination of Shareholders Agreements, Purchase Agreement and Collateral Pledge Agreement. Energy Steel, Seller and Mitchell shall have executed and delivered a release and termination with respect to that certain Shareholders Agreement dated as of January 2004, the Purchase Agreement between Seller and Mitchell dated August 28, 2003, as amended, and the Collateral Pledge Agreement between Seller and Mitchell dated August 28, 2003, as amended, which release and termination shall be in form and substance satisfactory to Graham and Buyer.
     (q) UHY Limited Release and Waiver. UHY shall have executed and delivered to Energy Steel a waiver and limited release as to any consideration that is or may be due as a result of this Agreement and the transactions contemplated hereby other than the amount paid to them at Closing Date, which waiver and limited release shall be in form and substance satisfactory to Graham and Buyer.
     (r) Direction to Apply Proceeds. Graham and Buyer shall have received from the Seller instructions and authorization (in form and substance satisfactory to Graham and Buyer) directing Buyer to pay UHY all amounts due to such parties as a result of this Agreement and the transactions contemplated hereby.
     (s) Other Closing Deliveries. Graham will have received the following:
     (i) reasonable evidence of satisfaction of the covenants contained in Article 6;
     (ii) duly executed resignations of all directors and officers of Energy Steel (in those capacities and not as employees); and
     (iii) certificates of good standing as of a date reasonably proximate to the Closing Date with respect to Energy Steel from the respective Secretaries of State (or other appropriate Governmental Entities) of its jurisdiction of organization and any other jurisdictions in which it conducts business.

6.3 Conditions to Obligations of Energy Steel and the Seller.
     The obligation of Energy Steel and the Seller to effect the transactions contemplated herein are subject to the satisfaction of the following additional conditions, unless waived by Energy Steel:
     (a) Representations and Warranties. The representations and warranties of Graham set forth in this Agreement will be true and correct in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date; and Energy Steel will have received a certificate to such effect signed on behalf of Graham by its Certifying Officer.
     (b) Performance of Obligations of Graham and Buyer. Graham and Buyer will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and a covenant to duly perform all post-closing obligations, and Energy Steel will have received a certificate to such effect signed on behalf of Graham by its Certifying Officer.
     (c) Seller’s Employment Agreement. Seller and Graham shall have entered into an employment agreement on terms and conditions mutually satisfactory to Graham and the Seller.
     (d) New Lease Agreement. Buyer and ESSC Investments, L.L.C. shall have executed and delivered a new lease agreement for the property located at 3123 John Conley Drive, Lapeer, Michigan in substantially the same form as attached hereto as Exhibit F.
     (e) Escrow Agreement. Graham, Buyer, Seller and Escrow Agent shall execute and deliver the Escrow Agreement in substantially the same form as Exhibit B.
     (f) Purchase Price. Graham and Buyer shall have paid the Purchase Price in accordance with the terms of Section 2.2 above, including delivery of the fully-executed and enforceable Earn Out Agreement.
ARTICLE 7.
INDEMNIFICATION
7.1 Survival.
     The representations and warranties in this Agreement (other than the representations and warranties contained in Sections 3.1 (Organization, Standing and Power), 3.2 (Capital Structure), 3.3 (Authority; Binding Effect), 3.8 (Assets; Title; Absence of Liens and Encumbrances), 3.10 (Intellectual Property), 3.13 (Environmental Matters), 3.14 (Employee Plans), 3.15 (Employment Matters), 3.19 (Tax Matters), 3.26 (Foreign Corrupt Practices Act), 4.1 (Organization, Standing and Power), 4.2 (Authority; Binding Effect), and 4.7 (No Breach) collectively, the “Surviving Representations and Warranties,” which shall survive the Closing for the applicable statute of limitations) shall survive the Closing for a period of twenty-one (21) months from the Closing, at which time they shall terminate; provided that a claim based on the Surviving Representations and

Warranties, any claim based on fraud or intentional misrepresentation by the Seller or Energy Steel in connection with this Agreement or any other agreements delivered in connection herewith and any claim based on fraud or intentional misrepresentation by Graham or Buyer in connection with this Agreement shall survive the Closing indefinitely, subject to any applicable statute of limitations.
7.2 Indemnification by Energy Steel and the Seller.
     From and after the Closing Date, for the applicable survival period set forth in Section 7.1, Energy Steel and the Seller shall jointly and severally indemnify, save and hold harmless Graham and Buyer, and their respective directors, officers and stockholders and Representatives, or any of them (collectively, “Graham Indemnitees”) from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of them based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):
     (a) the inaccuracy in or breach of any representation or warranty of Energy Steel or the Seller contained in Article 3 or any certificate delivered by Energy Steel or the Seller to Graham and Buyer in connection with this Agreement;
     (b) any failure to perform or observe or any breach of any covenant or agreement made by Energy Steel or the Seller or any of their respective Affiliates in this Agreement or any other agreement delivered by Energy Steel or the Seller;
     (c) any undisclosed Liability of Energy Steel or the Seller;
     (d) any Liabilities related, in any way, to (i) the employment of any employees of Energy Steel on or prior to the Closing Date which are not assumed by Buyer or Graham, or (ii) employees terminated by Energy Steel or any Affiliate on or prior to the Closing Date;
     (e) any Liabilities related, in any way, to “deferred compensation packages” of any Energy Steel employees, including without limitation the deferred compensation packages with Allan L. Valentine and Robert J. Paton;
     (f) any Pre-Closing Taxes, including, without limitation, (i) any Taxes incurred during any period prior to the Closing Date when Energy Steel was taxable as a ‘C’ corporation, and (ii) any Taxes which may be incurred by Energy Steel, Graham or Buyer for any period prior to the Closing Date as a result of, relating to or otherwise in respect of the accounting change by Energy Steel to ‘percentage of completion’ (as disclosed on Schedule 3.19) whether or not such accounting change is approved or denied by the IRS;
     (g) any Liabilities related in any way to the matters described in Schedules 1.1, 2.2(a), 2.5, 3.2(item 1), (item 2) and (item 3), 3.6, 3.8, 3.13, 3.14(a)(item 10) and (item 11), 3.14(c), 3.14(n), 3.15(a), 3.19(item 1), (item 2) and (item 3), 3.20(item 7) and 3.24;
     (h) any Liabilities related in any way to the use of or operation of the Business at the facility located at 2715 Paldan Drive, Auburn Hills, Michigan or any other property or facility utilized by Energy Steel prior to the Closing Date; and

     (i) any Liabilities related in any way to Energy Steel’s failure to timely qualify to do business in any jurisdiction in which Energy Steel operates its Business prior to the Closing Date.
7.3 Indemnification by Graham.
     From and after the Closing Date, for the applicable survival period set forth in Section 7.1, Graham shall indemnify, save and hold harmless the Seller and her heirs (collectively, “Seller Indemnitees”) from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any them based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):
     (a) the inaccuracy in or breach of any representation or warranty by Graham or Buyer contained in Article 4 or any certificate delivered by Graham in connection with this Agreement;
     (b) any failure to perform or observe or any breach of any covenant or agreement made by Graham or Buyer or any of their respective Affiliates in this Agreement or any other agreement delivered by Graham or Buyer in connection with this Agreement; and
     (c) any and all liabilities arising out of Graham or Buyer’s ownership or operation of Energy Steel or the Business after the Closing Date.
7.4 Limitations.
     (a) The Seller shall be required to indemnify and hold harmless pursuant to Sections 7.2(a) and (b) with respect to Losses incurred by Graham Indemnitees only to the extent the aggregate Losses exceed One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”), whereupon the Seller shall be liable for all such Losses in excess of the Basket; provided, that the maximum aggregate liability of the Seller to all Graham Indemnitees taken together for all Losses pursuant to Section 7.2 shall not exceed an amount equal to Five Million Dollars ($5,000,000) (the “Indemnification Cap”). Notwithstanding the foregoing, the Basket and the Indemnification Cap shall not apply to (a) any claims that relate to a breach or inaccuracy of the Surviving Representations and Warranties, (b) any claims resulting from, arising out of, relating to or in the nature of, or caused by intentional misrepresentations, fraud or willful misconduct by the Seller or Energy Steel, (c) any claims resulting from, arising out of relating to or in the nature of, or caused by any matter which required approval by Energy Steel’s board of directors and/or shareholders and which was not authorized by resolutions specifically detailing the actions approved, but rather was approved through an omnibus and general resolution, or (d) any claims under Sections 7.2(c), (d), (e), (f), (g), (h) and (i).
     (b) Graham shall be required to indemnify and hold harmless pursuant to Section 7.3(a) and (b) with respect to Losses incurred by Seller Indemnitees only to the extent the aggregate Losses exceed the Basket, whereupon Graham shall be liable for all Losses in excess of the Basket; provided that the maximum aggregate liability of Graham to all Seller Indemnitees taken together for all Losses pursuant to Section 7.3 shall not exceed the Indemnification Cap. Notwithstanding the foregoing, the Basket and aforementioned liability limit shall not apply to any claims resulting from, arising out of, relating to or in the nature of, or caused by intentional misrepresentations, fraud or willful misconduct by Graham and shall not in any manner limit Graham’s and Buyer’s obligations pursuant to Section 4.5 (Brokers or Finders), Section 4.7 (No Breach), and Section 2.2 (Payment of Purchase Price or Adjustments), the Earn Out Agreement or the Seller’s Employment Agreement.
7.5 Notice of Claims.
     (a) Except as provided in Section 7.6, if any Graham Indemnitee or the Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Article 7, such Indemnified Party shall so notify the party from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Article 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section 7.5 shall not affect any of the Indemnified Party’s rights under this Article 7 or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party. Notwithstanding the foregoing, if prior to the stated expiration of any representation and warranty there shall have been given notice of an Asserted Liability by an Indemnified Party, such Indemnified Party shall continue to have the right to such indemnification with respect to such noticed claim notwithstanding such expiration.
     (b) To the extent a claim for Losses is made by any Graham Indemitees for indemnification under Section 7.2 and the Seller refuses to provide such indemnification in reliance on a breach by Buyer or Graham of Section 4.7 (No Breach), then the burden of proof shall be on the Seller to demonstrate that such representation and warranty was breached by Buyer or Graham.
7.6 Opportunity to Defend Third Party Claims.
     (a) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party claim for which it is entitled to indemnification from such Indemnifying Party under this Article 7 with counsel reasonably satisfactory to the Indemnified Party so long as (i) any of the Indemnifying Parties notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the third party claim that all of the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the third party claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the third party claim and fulfill their indemnification obligations hereunder, (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties diligently conduct the defense of the third party claim.

     (b) Notwithstanding the foregoing, without the prior consent of the Indemnified Party, the Indemnifying Parties shall not settle or compromise any third party claim or consent to the entry of a judgment in connection therewith that: (i) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (ii) involves relief other than monetary damages; (iii) places restrictions or conditions on the operation of the business of the Indemnified Party or any of its Affiliates; or (iv) involves any finding or admission of criminal liability or of any Laws.
     (c) So long as the Indemnifying Party has undertaken to conduct the defense of the third party claim in accordance with Section 7.6(a), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the status of the claim for which it is providing a defense. Notwithstanding the foregoing or Section 7.6(a), in the event that (w) any of the conditions in Section 7.6(a)(i) is or becomes unsatisfied or; (x) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party notifies the Indemnified Party of its intent to defend against the Asserted Liability; (y) the Indemnified Party shall have reasonably concluded, based upon written advice of counsel, that it has defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses); or (z) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, then the Indemnified Party may defend against the third party claim in any manner it may deem appropriate and, the Indemnifying Parties will be responsible for the Indemnified Party’s costs of defending against the third party claim (including reasonable attorneys’ fees and expenses), and the Indemnifying Parties will remain responsible for the entirety of the Losses the Indemnified Party may suffer resulting from, arising out of or caused by the third party claim.
7.7 Recoupment and Set-Off.
     (a) With respect to any indemnification to which a Graham Indemnified Party is entitled under this Agreement as a result of any Losses it may suffer, such Graham Indemnified Party may offset such Losses from any amounts due under the Escrow Agreement, Earn Out Agreement or the Graham Indemnified Parties may recoup such unpaid Losses from the Seller directly. Any indemnification payment or set-off against the Escrow Amount or Earn Out Agreement made pursuant to this Section shall be treated, to the extent permitted or required by Laws, by all parties as an adjustment to the Purchase Price.
     (b) With respect to any indemnification to which Seller is entitled under this Agreement as a result of any Losses it may suffer, Seller may offset such Losses from any amounts due under any agreement between Seller and Graham (or Buyer) or a Seller Indemnified Party may recoup such unpaid Losses from Graham and/or Buyer directly.

7.8 Mitigation.
     No Indemnified Party shall be entitled to recover more than the full amount of any Loss incurred by such Indemnified Party under the provisions of this Agreement in respect of any such Loss. Without limiting the generality of the foregoing, the amount of any Losses subject to indemnification under Sections 7.2 and 7.3 shall be reduced by the amounts actually recovered by the Indemnified Party incurring such Loss under applicable insurance policies with respect to claims related to such Losses.
7.9 Exclusive Remedy.
     Except as otherwise expressly provided for in this Agreement following the Closing, the indemnification provided by this Article 7 shall be the exclusive remedy for Graham, Buyer or Seller, as the case may be, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing herein will limit in any way any such Indemnified Party’s (A) remedies in respect of fraud or willful or intentional breach of any representation, warranty, covenant or agreement herein, or (B) rights hereunder to injunctive or other equitable relief to enforce its rights under this Agreement, the Earn Out Agreement, the Escrow Agreement, the Seller Employment Agreement, the Lease or in connection with the transactions contemplated thereby.
ARTICLE 8.
TERMINATION
8.1 Termination.
     This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of the Seller and Graham;
     (b) by Graham, upon notice to the Seller, if (without any breach by Graham of any of its obligations hereunder) compliance with any condition set forth in Sections 6.1 or 6.2 becomes impossible, and such failure of compliance is not waived by Graham;
     (c) by Energy Steel or Seller, upon notice to Graham, if (without any breach by Energy Steel or Seller of any of its obligations hereunder) compliance with any condition set forth in Sections 6.1 or 6.3 becomes impossible, and such failure of compliance is not waived by Energy Steel or Seller;
     (d) by Graham or by Energy Steel, upon notice to the other, at any time after December 31, 2010 if Closing has not occurred by that date (except that the right to terminate under this Section 8.1(d) will not be available to any party whose failure to perform its obligations hereunder has been the cause of the failure of Closing to occur by such date);
     (e) by Graham, upon notice to the Seller in the event the Seller or Energy Steel breach any representation, warranty, or covenant contained in this Agreement in any respect, Graham has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or
     (f) by Seller, upon notice to Graham in the event Graham or Buyer breach any representation, warranty, or covenant contained in this Agreement in any respect, Seller has notified Graham of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.
8.2 Effect of Termination.
     In the event of termination of this Agreement by any party, this Agreement will immediately become void and of no effect, and there will be no liability or obligation on the part of Graham, Buyer, Energy Steel and the Seller or any of their respective officers or directors, as applicable, to any other party hereto, except in the case of willful material breach of this Agreement.
ARTICLE 9.
GENERAL PROVISIONS
9.1 Amendment; Waiver.
     This Agreement may not be amended except by an instrument in writing signed by each of the parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.
9.2 Notices.
     Each notice and other communication given hereunder will be in writing and will be deemed given when delivered personally, sent by telecopier (receipt of which is confirmed), or mailed, freight prepaid, by internationally recognized overnight courier (with receipt confirmed) to the party for which it is intended at the following address (or at such other address for a party as is specified by like notice):
     (a) if to Seller and Energy Steel, to:
c/o Lisa D. Rice
2647 Invitational Drive
Oakland, Michigan 48363
Fax: (248) 645-1568
     with a copy (which will not constitute notice) to:

Howard & Howard Attorneys PLLC
450 West Fourth Street
Royal Oak, Michigan 48067
Attention: Joseph J. DeVito
Fax: (248) 645-1568
     (b) if to Graham or Buyer, to:
c/o Graham Corporation
20 Florence Avenue
Batavia, New York 14020
Attention: James R. Lines, President and Chief Executive Officer
Fax: (585) 343-1097
     with a copy (which will not constitute notice) to:
Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
Attention: Daniel Kinel
Fax: (585) 232-2152
9.3 Disclosure Schedules and Other Instruments.
     The Disclosure Schedules, each certificate provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth in the Disclosure Schedules or in any certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. The Disclosure Schedules may not be amended or updated after the date of its delivery, except by the written agreement of Graham which shall not be unreasonably withheld or delayed.
9.4 Inferences.
     Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
9.5 Governing Law; Jurisdiction and Venue.
     This Agreement will be governed by and construed in accordance with the Laws of the State of New York without regard to its principles of conflicts of laws. The parties agree that the sole and exclusive forum for any Claim related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Supreme Court of and for the County of Monroe, State of New York. Each party unconditionally and irrevocably agrees not to bring any Claim in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. Each party hereby waives the right to a trial by jury.
9.6 Assignment.
     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct wholly-owned Subsidiary of Graham, provided such subsidiary assumes all of Buyer’s obligations jointly and severally and Buyer shall remain liable to Seller hereunder.
9.7 Benefit.
     Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of Graham, Buyer, Energy Steel or any Affiliate of any of them, (ii) obligate Graham, Buyer or any of their Affiliates to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent Graham, Buyer or any of their Affiliates from amending or terminating any benefit plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.
9.8 Entire Agreement.
     This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.
9.9 Headings.
     The heading references herein and the tables and indexes hereto are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.
9.10 Counterparts.
     This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.
9.11 Independent Counsel.
     The parties covenant and agree that they have carefully read this Agreement, know its contents, and freely and voluntarily agree to all of its terms and conditions. Each party acknowledges that it has had the opportunity to engage independent legal counsel of its choice throughout all the negotiations that preceded the execution of this Agreement, and each party acknowledges that it was given the opportunity to seek the consent and advice of independent legal counsel prior to the execution of this Agreement and consummation of the transactions contemplated herein. Each party shall bear its own legal fees incurred as a result of the preparation, review and negotiation of this Agreement, except that the Seller shall bear responsibility for all Energy Steel Transaction Expenses.
9.12 Cooperation Following the Closing.
     Following the Closing, each party hereto shall deliver to the other parties hereto such further information and documents and shall execute and deliver to the other parties hereto such further instruments and agreements as any other party hereto shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to any other party hereto the benefits of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of Graham, Buyer, Energy Steel and the Seller have caused this Agreement to be duly executed and delivered as of the date first above written.

GRAHAM CORPORATION
By:	/s/ James R. Lines
	Name:	James R. Lines
	Title:	President and Chief Executive Officer

ES ACQUISITION CORP.
By:	/s/ Jeffrey F. Glajch
	Name:	Jeffrey F. Glajch
	Title:	Chief Financial Officer

ENERGY STEEL & SUPPLY CO.
By:	/s/ Lisa D. Rice
	Name:	Lisa D. Price
	Title:	President

/s/ Lisa D. Rice
LISA D. RICE
Individually and as sole Trustee of the Lisa D. Rice Revocable Trust dated June 5, 2003

Exhibits and Schedules to Stock Purchase Agreement

Exhibit A	Earn Out Agreement
Exhibit B	Escrow Agreement
Exhibit C	Estimated Target Working Capital & Unpaid Transaction Expenses
Exhibit D	GAAP Departure and IRS Change in Accounting Methods
Exhibit E	Working Capital Formula Schedule
Schedule 1.1	Energy Steel Debt
Schedule 2.2(a)	Estimated Unpaid Transaction Expenses
Schedule 2.5	Excluded Assets and Claims
Schedule 3.2	Capital Structure
Schedule 3.2(d)	Capital Structure
Schedule 3.4	Required Approvals
Schedule 3.5(a)	Financial Statements
Schedule 3.6	Material Liabilities
Schedule 3.7(a)	Permits
Schedule 3.8	Encumbrances
Schedule 3.9(a), (b), (c) and (h)	Real Property
Schedule 3.10(a)(i), (ii), (iii) and (iv)	Intellectual Property
Schedule 3.10(b), (d), (e) and (f)	Intellectual Property
Schedule 3.11(b), (c) and (d)	Tangible Assets
Schedule 3.12(b) and (e)	Inventory
Schedule 3.13	Environmental
Schedule 3.14(a), (b), (c), (h), (j), (m), (n) and (p)	Employee Plans
Schedule 3.15(b) and (c)	Employment Matters
Schedule 3.16(a), (c), (f) and (g)	Material Agreements
Schedule 3.17(a) and (b)	Product and Service Warranty and Liability
Schedule 3.18	Litigation
Schedule 3.19	Tax Matters
Schedule 3.20	Subsequent Events
Schedule 3.21	Insurance
Schedule 3.24	Guaranties
Schedule 3.27	Backlog
     Pursuant to Regulation S-K Item 601(b)(2), the above schedules and exhibits have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request